UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _)

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DIME COMMUNITY BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 14, 2017

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of Dime Community Bancshares, Inc. (the "Company"), which will be held on May 25, 2017 at 10:00 a.m. Eastern Time, at Giando on the Water, 400 Kent Avenue, Brooklyn, New York 11211.

The attached Notice of the Annual Meeting of Shareholders and Proxy Statement describe the business to be transacted at the Annual Meeting.  The Directors and several officers of the Company, as well as a representative of Crowe Horwath LLP, the accounting firm appointed by the Audit Committee of the Board of Directors to be the Company's independent auditors for the year ending December 31, 2017, will be present at the Annual Meeting.

The Company's Board of Directors has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" each of these matters.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting.  Your vote is important regardless of the number of shares you own.  Voting by proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you are unable to attend.  If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to attend and vote personally at the Annual Meeting.  Examples of such documentation include a broker's statement, letter or other document confirming your ownership of the Company's shares.

On behalf of our Board of Directors and employees, we thank you for your continued support and hope to see you at the Annual Meeting.

Sincerely yours,

Vincent F. Palagiano	Kenneth J. Mahon
Chairman of the Board	President and Chief Executive Officer

Dime Community Bancshares, Inc.
300 Cadman Plaza West, 8th Floor
Brooklyn, New York 11201
(718) 782-6200

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 25, 2017

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Dime Community Bancshares, Inc. (the "Annual Meeting") will be held at Giando on the Water, 400 Kent Avenue, Brooklyn, New York 11211, on Thursday, May 25, 2017 at 10:00 a.m. Eastern Time, to consider and vote upon the following:

1.	Election of three Directors for terms of three years each;

2.	Ratification of the appointment of Crowe Horwath LLP as the Company's independent auditors for the year ending December 31, 2017;

3.	Approval, by a non-binding advisory vote, of the compensation of the Company’s Named Executive Officers;

4.	To recommend, by a non-binding advisory vote, the frequency of future advisory votes on the compensation of the
Company’s Named Executive Officers;

5.	Transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. As of the date hereof, management is not aware of any other such business.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THESE ITEMS FOR THE REASONS DESCRIBED IN THE PROXY STATEMENT.

The Board of Directors has fixed March 29, 2017 as the record date for the Annual Meeting and any adjournment or postponement thereof.  Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.  A list of such shareholders will be available for inspection by any shareholder for any lawful purpose germane to the Annual Meeting at the Company's corporate headquarters at 300 Cadman Plaza West, 8th Floor, Brooklyn, NY 11201 at any time during regular business hours for 10 days prior to the Annual Meeting.

By Order of the Board of Directors
Lance J. Bennett
Secretary

Brooklyn, New York
April 14, 2017

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

DIME COMMUNITY BANCSHARES, INC.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 25, 2017

GENERAL INFORMATION

General

This Proxy Statement and accompanying proxy card are being furnished to the shareholders of Dime Community Bancshares, Inc. (the "Company", “Dime”, “we”, “our” or “us”) in connection with the solicitation of proxies by the Company's Board of Directors from holders of the shares of the Company's issued and outstanding common stock, par value $0.01 per share (the "Common Stock"), for use at the Annual Meeting of Shareholders to be held on May 25, 2017 (the "Annual Meeting") at Giando on the Water, 400 Kent Avenue, Brooklyn, New York, 11211 at 10:00 a.m. Eastern Time, and at any adjournment or postponement thereof.  The Company is a Delaware corporation and operates as a unitary savings and loan holding company for Dime Community Bank (f/k/a The Dime Savings Bank of Williamsburgh) (the "Bank").  This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders on or about April 14, 2017.

Record Date

The Company's Board of Directors has fixed the close of business on March 29, 2017 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date").  Accordingly, only holders of record of shares of Common Stock at the close of business on March 29, 2017 will be entitled to vote at the Annual Meeting.  There were 37,569,348 shares of Common Stock outstanding on the Record Date.  The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The notice of meeting, Proxy Statement, annual report and sample proxy card are available for review at www.materials.proxyvote.com/253922.  The notice of meeting, Proxy Statement and annual report are also available on the Company's website at www.dime.com.

Voting Rights

Each holder of Common Stock on the Record Date will be entitled to one vote at the Annual Meeting for each share of record held on the Record Date (other than Excess Shares as defined below).  As provided in the Company's Certificate of Incorporation, record holders (other than any compensation plan maintained by the Company and certain affiliates) of Common Stock who beneficially own in excess of 10% of the issued and outstanding shares of Common Stock (such shares in excess of 10% referred to herein as "Excess Shares") shall be entitled to cast only one-hundredth of one vote per share for each Excess Share.  A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity.  The Company's Certificate of Incorporation authorizes a majority of the Board of Directors to interpret the provisions of the Certificate of Incorporation governing Excess Shares, and to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to ascertain compliance with the Excess Shares provisions of the Certificate of Incorporation, including, without limitation, (i) the number of shares of Common Stock beneficially owned by any person or purported owner, (ii) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner, and (iii) whether a person or purported owner has an agreement or understanding with any other person or purported owner as to the voting or disposition of any shares of Common Stock.

You may vote your shares of Common Stock by marking and signing the enclosed Proxy Card and returning it in the enclosed postage-paid envelope, by telephone or internet by following the instructions stated on the Proxy Card or by attending the Annual Meeting and voting in person.  All properly executed proxies received by the Company on or before the close of voting on May 25, 2017 will be voted in accordance with the instructions indicated thereon.  If no instructions are given, executed proxies will be voted FOR election of each of the three nominees for Director, FOR ratification of the appointment of Crowe Horwath LLP as independent auditors for the year ending December 31, 2017, FOR the compensation of the Company’s Named Executive Officers (as defined subsequently herein), FOR an annual advisory vote on the compensation of the Company's Named Executive Officers; and FOR each other proposal identified in the Notice of the Annual Meeting of Shareholders.

Management is not aware of any matters other than those set forth in the Notice of the Annual Meeting of Shareholders that may be brought before the Annual Meeting.  If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Company's Board of Directors.

If you are a shareholder whose shares of Common Stock are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the Annual Meeting.  Examples of such documentation include a broker's statement, letter or other document that will confirm your ownership of the Common Stock.

Vote Required

Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting.  The holders of Common Stock may not vote their shares cumulatively for the election of Directors.  With respect to the election of the three nominees for Director, shares as to which the "WITHHOLD AUTHORITY" box has been selected for either all or some of the nominees will be counted as being present for the matter but not as voting "for" the election of the respective nominee(s).  Therefore, the proxy represented by these shares will have the same effect as voting against the respective nominee(s).  In contrast, shares underlying broker non-votes will not be counted as present and entitled to vote and will have no effect on the vote on Proposal 1.

Proposals 2 and 3 require the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of Common Stock represented, in person or by proxy, and entitled to vote at the Annual Meeting.  Shares as to which the "ABSTAIN" box has been selected on the Proxy Card with respect to Proposals 2 and 3 will be counted as present and entitled to vote and will have the effect of a vote against these proposals.  In contrast, shares underlying broker non-votes will not be counted as present and entitled to vote and will have no effect on the vote on Proposals 2 and 3.

Although the advisory vote on the compensation of Named Executive Officers is non-binding as provided by law, the Company’s Board of Directors will review the results of the vote and consider them in making future determinations concerning executive compensation.

With respect to Proposal 4, shareholders may vote for any one of three frequency options, or abstain.  The frequency option that receives the most votes of all the votes cast in person or by proxy at the Annual Meeting is the one that will be deemed approved by the shareholders.  Neither abstentions nor broker non-votes will impact the outcome of this proposal.

Although the advisory vote on the frequency of the vote on the compensation of our Named Executive Officers is non-binding as provided by law, the Company’s Board of Directors will review the results of the vote and consider them in making future determinations concerning the frequency of the say on pay vote.

Revocability of Proxies

A proxy may be revoked at any time before it is voted by filing a written revocation of the proxy with the Company's Secretary at 300 Cadman Plaza West, 8th Floor, Brooklyn, New York 11201 or by submitting a duly executed proxy bearing a later date.  A proxy also may be revoked by attending and voting at the Annual Meeting, only if a written revocation is filed with the Secretary prior to the voting of such proxy.

Solicitation of Proxies

The Company will bear the costs of soliciting proxies from its shareholders.  In addition to the use of mail, proxies may be solicited by officers, Directors or employees of the Company or the Bank by telephone or other forms of communication.  The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from, such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.  In addition, the Company has retained Broadridge Financial Solutions, Inc. to assist in the solicitation of proxies.  The cost of such solicitation will be paid by the Company.

Interests of Directors and Management in Certain Proposals

Shareholders will be asked to cast a non-binding advisory vote on Proposal No. 3 regarding compensation to the Company's Named Executive Officers, and the results of such advisory vote may influence future compensation decisions.  The Board was aware of these interests and took them into account in recommending that the shareholders vote in favor of Proposal No. 3.

Director Attendance at Annual Meetings

The Company considers Board attendance at shareholder meetings a priority.  It is the policy of the Company that Directors exercise their best efforts to attend every meeting. All eleven of the Company’s Directors during the year ended December 31, 2015 attended the annual meeting held in 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of the Company

The following table sets forth certain information as to persons known to the Company to be the beneficial owner of in excess of 5% of the shares of Common Stock as of March 29, 2017.  Management knows of no person, except as listed below, who beneficially owned more than 5% of the Common Stock as of March 29, 2017.  Except for the column titled "Percent of Class," and as otherwise indicated, the information provided in the table was obtained from filings with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").  Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications.  For purposes of the table below and the table set forth under "Security Ownership of Management," in accordance with Rule 13d‑3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of Common Stock: (1) over which he or she has or shares, directly or indirectly, voting or investment power, and (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after March 29, 2017.  As used herein, "voting power" includes the power to vote, or direct the voting of, Common Stock and "investment power" includes the power to dispose, or direct the disposition, of such shares.  Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	The Employee Stock Ownership Plan Trust of Dime Community Bancshares, Inc. and Certain Affiliates (the "ESOP Trust") 300 Cadman Plaza West, 8th Floor Brooklyn, NY 11201	2,601,107(1)	6.9%
Common Stock	Compensation and Human Resources Committee of Dime Community Bancshares, Inc. (includes the 2,601,107 ESOP Trust shares reflected above) 300 Cadman Plaza West, 8th Floor Brooklyn, NY 11201	3,424,700(2)	9.1%
Common Stock	Blackrock, Inc. 40 East 52nd Street New York, NY 10022	3,891,975(3)	10.4%
Common Stock	The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	2,938,936(4)	7.8%
Common Stock	Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	2,412,079(5)	6.4%

(Notes to the table located on the following page)

(1)
The ESOP is administered by the Compensation and Human Resources Committee of the Company's Board of Directors (the "Compensation and HR Committee").  The ESOP's assets are held in the ESOP Trust, for which Pentegra Trust Company serves as trustee (the "ESOP Trustee").  The ESOP Trust purchased shares of Common Stock on behalf of the ESOP with funds borrowed from the Company. The shares of Common Stock were held in a loan suspense account for release and allocation to participants’ accounts as the ESOP loan was repaid. During the year ended December 31, 2016, the ESOP paid off the outstanding loan balance using 140,260 unallocated shares of Common Stock held in the loan suspense account. The 563,127 shares of Common Stock remaining in the ESOP Trust after the loan was repaid were allocated to active ESOP participants.  As of March 29, 2017, all of the 2,601,107 shares held by the ESOP Trust were allocated.  The terms of the ESOP provide that, subject to the ESOP Trustee's fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the ESOP Trustee will vote, tender or exchange shares of Common Stock held in the ESOP Trust in accordance with instructions received from the participants. The ESOP Trustee will vote allocated shares as to which no instructions are received in the same proportion as allocated shares with respect to which the ESOP Trustee receives instructions are voted, subject to fiduciary duties of the ESOP Trustee.  With respect to allocated shares as to which no instructions are received, the ESOP Trustee will be deemed to have received instructions not to tender or exchange such shares.  Each member of the Compensation and HR Committee disclaims beneficial ownership of such shares.  See footnote 2 for a discussion of the voting and investment powers of the Compensation and HR Committee.

(2)
The Compensation and HR Committee serves certain administrative functions for the ESOP and Dime Community Bank 401(k) Plan [the "401(k) Plan"].  In addition, the Compensation and HR Committee serves as trustee for 246,732 unvested stock awards granted to certain officers of the Company or Bank under either the Dime Community Bancshares, Inc. 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”) or the Dime Community Bancshares, Inc. 2013 Equity and Incentive Plan (the “2013 Equity and Incentive Plan”) over which the Compensation and HR Committee has sole voting power. Shares indicated in the table as beneficially owned by the Compensation and HR Committee include all shares indicated in the table as beneficially owned by the ESOP Trust and 576,861 shares of Common Stock in the 401(k) Plan.  The Compensation and HR Committee has the authority to direct the ESOP Trustee with respect to the investment of the ESOP's assets (including the acquisition or disposition of allocated shares) in the absence of a tender offer, but has no voting power with respect to any shares.  With respect to the ESOP, ERISA, in limited circumstances, may confer upon the ESOP Trustee the power and duty to control the voting and tendering of Common Stock allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. Each member of the Compensation and HR Committee disclaims beneficial ownership of such shares.

(3)
Blackrock, Inc. ("Blackrock") filed a Schedule 13G on January 12, 2017.  The shares are held in various trust accounts for the economic benefit of former Barclay Private Bank and Trust Limited's customers who are the beneficiaries of those accounts.  The Schedule 13G states that Blackrock has sole voting power over 3,819,712 shares and dispositive powers over 3,891,975 shares of Common Stock.

(4)
The Vanguard Group filed a Schedule 13G/A on February 10, 2017. The shares are primarily held in various trust accounts for the economic benefit of customers who are the beneficiaries of those accounts. The Vanguard Group has sole voting power over 39,318 of the shares, and sole dispositive power over up to 2,899,324 shares and shared dispositive powers over up to 39,612 shares.

(5)
Dimensional Fund Advisors LP filed a Schedule 13G on February 9, 2017.  Dimensional Fund Advisors LP is a registered investment company, and serves as an investment manager or sub-advisor to certain other registered investment companies, comingled funds, group trusts and separate accounts, and could possess voting and/or investment powers over the Common Stock. The Schedule 13G states that Dimensional Fund Advisors LP has sole voting power over up to 2,287,178 shares, and sole dispositive power over up to 2,412,079 shares.

Security Ownership of Management

The following table sets forth information as of the Record Date with respect to the shares of Common Stock beneficially owned by each of the Company's Directors and the principal executive officer, principal financial officer and three most highly compensated executive officers (other than the principal executive and principal financial officers) of the Company or Bank (the "Named Executive Officers" or “NEOs”) other than Daniel J. Harris who resigned from the Company effective January 6, 2017, and all of the Company's Directors and executive officers as a group.    Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Common Stock indicated.

The Company's Anti Hedging and Pledging and Insider Trading Policies prohibit Directors and senior officers from pledging Common Stock as collateral for any loan.

Title of Class	Name of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership (1)(2)(3)		Percent of Class Outstanding	Vested Stock Options Included in Beneficial Ownership Total	Other Non- Beneficial Ownership (4)
Common	Vincent F. Palagiano	Director, Chairman of the Board(16)	766,803	(5)	2.0%	112	354,760
Common	Michael P. Devine	Director, Vice Chairman of the Board	670,986	(6)	1.8	37,209	14,938
Common	Kenneth J. Mahon	Director, President and Chief Executive Officer (“CEO”)(17)	397,422	(7)	1.1	24,459	180,255
Common	Anthony Bergamo	Director	164,078	(8)	*	11,812	—
Common	Steven D. Cohn	Director	82,327	(9)	*	10,000	—
Common	Patrick E. Curtin	Director	87,046	(10)	*	—	—
Common	Robert C. Golden	Director	29,793	(11)	*	2,444	—
Common	Kathleen M. Nelson	Director	20,548	(12)	*	2,444	—
Common	Joseph J. Perry	Director	70,529	(13)	*	23,177	—
Common	Omer S. J. Williams	Director	59,422		*	27,202	—
Common	Michael Pucella	Executive Vice President ("EVP") and Chief Accounting Officer (“CAO”)(Principal Financial Officer)	97,510	(14)	*	—	64,592
Common	Timothy B. King	EVP and Chief Risk Officer (“CRIO”)	196,669	(15)	*	—	65,113
All Directors and executive officers as a group (19 persons)			3,526,719		7.3%	138,859	769,129

* Less than one percent

(1)	See "Security Ownership of Certain Beneficial Owners and Management – Principal Shareholders of the Company" for a definition of "beneficial ownership."
(2)
The figures shown include ESOP shares held in trust that have been allocated to individual accounts as follows: Mr. Palagiano, 68,602 shares; Mr. Mahon, 84,770 shares; Mr. Pucella, 76,356 shares; Mr. King, 85,789 shares, and all executive officers as a group, 354,002 shares [the non-employee Directors (the “Outside Directors”) do not participate in the ESOP].  Such persons have voting power (subject to the legal duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares.  The figure shown for all Directors and executive officers as a group includes 594,181 shares held in trust for the Benefit Maintenance Plan of Dime Community Bancshares, Inc. (the "BMP Trust") for the benefit of the NEOs and other officers under the Benefit Maintenance Plan of Dime Community Bancshares, Inc. (the "BMP").  The BMP Trust, as directed by the Company, exercises voting and investment power over these shares (See "Compensation Discussion and Analysis – Deferred Compensation and Retirement Benefits – BMP").

(3)
The figures shown include shares held pursuant to the 401(k) Plan that were allocated as of the Record Date to individual accounts as follows: Mr. Mahon, 152,341 shares, and all executive officers as a group, 187,791 shares.  Outside Directors do not participate in the 401(k) Plan.  Such persons have sole voting power and sole investment power as to such shares [See "Compensation Discussion and Analysis – Deferred Compensation and Retirement Benefits – 401(k) Plan"].

(4)
Other non-beneficial ownership amounts represent shares that are held in trust for the benefit of the respective NEOs under the BMP and in the name of the Compensation and HR Committee for unvested performance-based stock awards and time-vested restricted stock awards.  The NEOs have investment risk, but neither voting nor investment power with respect to these shares.  However, since the Company maintains full voting and dispositive powers over the BMP shares, and the Compensation and HR Committee maintains full voting power over the unvested stock awards, they are included in the 3,526,719 total beneficial ownership amount for the full Directors and executive officers group.

(5)	Includes 698,089 shares as to which Mr. Palagiano may be deemed to share voting and investment power.
(6)	Includes 633,777 shares as to which Mr. Devine may be deemed to share voting and investment power.
(7)	Includes 135,852 shares as to which Mr. Mahon may be deemed to share voting and investment power.
(8)	Includes 152,266 shares as to which Mr. Bergamo may be deemed to share voting and investment power.
(9)	Includes 72,327 shares as to which Mr. Cohn may be deemed to share voting and investment power.
(10)	Includes 87,046 shares as to which Mr. Curtin may be deemed to share voting and investment power.
(11)	Includes 27,349 shares as to which Mr. Golden may be deemed to share voting and investment power.
(12)	Includes 18,104 shares as to which Ms. Nelson may be deemed to share voting and investment power.
(13)	Includes 47,352 shares as to which Mr. Perry may be deemed to share voting and investment power.
(14)	Includes 21,154 shares as to which Mr. Pucella may be deemed to share voting and investment power.
(15)	Includes 110,880 shares as to which Mr. King may be deemed to share voting and investment power.
(16)	Prior to January 1, 2017, Mr. Palagiano was a Director, Chairman of the Board and CEO. He retired as CEO effective December 31, 2016.
(17)	Prior to January 1, 2017, Mr. Mahon was a Director, President and Chief Operating Officer (“COO”). He was promoted to CEO effective January 1, 2017.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Company's Certificate of Incorporation and Bylaws provide for the election of Directors by the shareholders.  For this purpose, the Company's Board of Directors is divided into three classes, each class to be as nearly equal in number as possible.  The terms of office of the members of one class expire, and a successor class is to be elected, at each annual meeting of shareholders.  The Company currently has ten Directors.

The Company had eleven Directors during 2016. Mr. Clark retired effective December 31, 2016. Kenneth J. Mahon, Steven D. Cohn, and Robert C. Golden, whose terms expire at the Annual Meeting, have been nominated by the Nominating Committee of the Board of Directors to be re-elected at the Annual Meeting for a term expiring at the annual meeting to be held in 2020, or when their successors are otherwise duly elected and qualified.

Each nominee has consented to being named in this Proxy Statement and to serve, if elected.  In the event that any nominee for election as a Director at the Annual Meeting is unable or declines to serve, which the Board of Directors has no reason to expect, the persons named in the proxy card will vote with respect to a substitute nominee designated by the Nominating Committee of the Board of Directors, unless the shareholder has elected to "withhold authority" with respect to all nominees.

Information as to Nominees and Continuing Directors

In March 2017, the Board determined that all of its current Directors with the exception of Messrs. Palagiano, Devine, Mahon, and Curtin were independent pursuant to its Policy Regarding Director Independence (the “Director Independence Policy”) and National Association of Securities Dealers, Inc. Rule 5605(a)(2) ["Rule 5605(a)(2)"].  Mr. Mahon was not independent because he was an officer of the Company, Messrs. Palagiano and Devine were not independent because they were officers of the Company within the past five years, and Mr. Curtin was deemed not independent because he was, until recently, a member of a law firm providing various legal services to the Company or its subsidiaries.  See, "Transactions with Certain Related Persons."  The Director Independence Policy is available on the Company's website at www.dime.com by clicking "Investor Relations," then in the “Investor Menu” select the drop down arrow next to "Corporate Overview,” and then select "Governance Documents".

The Nominating Committee is responsible for identifying and selecting nominees for election by the Company’s shareholders.  The Nominating Committee is authorized to retain search firm(s) to assist in the identification of candidates. The Nominating Committee is not limited to a specific process in identifying candidates and will consider potential nominees from various sources, including recommendations from shareholders as well as Directors and officers of the Company.  Individuals recommended by shareholders are evaluated in a manner identical to other potential nominees.

The Nominating Committee has adopted general criteria for nomination to the Board which establish the minimum qualifications and experience to be examined in determining candidates for election.  Pursuant to the general criteria, Directors should possess personal and professional ethics, integrity and values; be committed to representing the long-term interests of the Company’s shareholders and other constituencies; possess the ability to (a) exercise sound business judgment, (b) work with others as an effective group, and (c) commit adequate time to their responsibilities; be independent as defined in applicable law, the Director Independence Policy and the Company's Code of Business Ethics and be able to impartially represent the interests of the Company’s shareholders and other constituencies; possess experience and expertise relevant to the business of the Company; and possess such other knowledge, experience or skills as required or which may be useful considering the composition of the Board, the operating requirements of the Company and the long-term interests of the shareholders.  The nomination guidelines promote Board diversity to respond to business needs and shareholder interests.

The following table sets forth certain information with respect to each nominee for election as a Director and each Director whose term does not expire at the Annual Meeting ("Continuing Director").  There are no arrangements or understandings between the Company and any Director or nominee pursuant to which such person was selected as a Director or nominee.  For information with respect to security ownership by Directors, see "Security Ownership of Certain Beneficial Owners and Management – Security Ownership of Management."

	Age(1)	Director Since(2)	Term Expires	Position(s) Held with the Company and the Bank
Nominees
Kenneth J. Mahon	66	2002	2017	Director, President and CEO(3)
Steven D. Cohn	68	1994	2017	Director
Robert C. Golden	70	2011	2017	Director
Continuing Directors
Vincent F. Palagiano	76	1978	2019	Director, Chairman of the Board (3)
Michael P. Devine	70	1980	2018	Director, Vice Chairman of the Board
Anthony Bergamo	70	1986	2018	Director
Joseph J. Perry	50	2005	2018	Director
Patrick E. Curtin	71	1986	2019	Director
Kathleen M. Nelson	71	2011	2019	Director
Omer S. J. Williams	76	2006	2019	Director

(1)	As of March 29, 2017.
(2)	Includes service as a Director or Trustee with the Bank prior to the Company's incorporation on December 12, 1995.
(3)	Prior to January 1, 2017, Mr. Palagiano served as Chairman of the Board and CEO, and Mr. Mahon served as President and COO.

The principal occupation, business experience and current public company directorships, as well as public company directorships held at any time during the past five years, of each of the nominees and Continuing Directors is listed below. The information is as of March 29, 2017, and includes affiliations with the Bank and its principal operating subsidiaries.

Nominees for Election as Director

Kenneth J. Mahon joined the Bank in 1980, where he has been a director of the Bank since 1998, and a director of the Company since 2002. Mr. Mahon served as the Bank’s Senior Vice President and Comptroller, prior to being elevated to Executive Vice President and Chief Financial Officer of the Company and Bank in 1997. Beginning in February 2014, Mr. Mahon served as Senior Executive Vice President and COO, before being elevated to President in January 2016. He was appointed President and CEO of both the Company and the Bank effective January 1, 2017.  Mr. Mahon was elected to serve on the board of the Federal Home Loan Bank of New York beginning January 1, 2017. He also serves as a board member of Brooklyn Legal Services Corporation A, a nonprofit which provides legal services for low income families in Brooklyn, and of Southside United /Los Sures, a not-for-profit organization dedicated to maintaining and improving housing in the Williamsburg community for those of low and moderate income.  Mr. Mahon is a member of the Financial Managers Society, the National Investor Relations Institute and the National Association of Corporate Directors.  Prior to joining the bank in 1980, Mr. Mahon served in the financial area at two New York metropolitan area savings banks.  He is a graduate of Saint Peter’s University, has an M.B.A. in finance from Rutgers University, and is a graduate of the National School of Savings Banking, Fairfield University. This experience and these qualifications led the Board to conclude that Mr. Mahon should serve as a Director of the Company.

Steven D. Cohn has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1994. Mr. Cohn is the managing partner in the law firm of Goldberg and Cohn LLP, in Brooklyn Heights, New York, and is both a past President of the Brooklyn Bar Association and a delegate to the New York State Bar Association.  Mr. Cohn is also an adjunct professor at the Fashion Institute of Technology, teaching classes in business law and marketing research. This experience and these qualifications led the Board to conclude that Mr. Cohn should serve as a Director of the Company.

Robert C. Golden was elected to the Boards of Directors of both the Company and the Bank in March 2011.  Prior to retirement, Mr. Golden served as a Manager at Mutual of America Capital Management Corp., a money management firm. From 1997 to 2010, Mr. Golden served as EVP of Corporate Operations and Systems at Prudential Financial, Inc. (previously Prudential Insurance Company of America), where he managed operations, technology infrastructure and communications and administrative services for all of Prudential Financial, Inc.'s subsidiaries. From 1976 through 1997, Mr. Golden served in several capacities at Prudential Securities, Inc., formerly a wholly-owned subsidiary of Prudential Insurance Company of America until majority ownership was sold in 2003, ending his tenure at Prudential Securities as Chief Administrative Officer in charge of operations, technology, systems infrastructure, communications, human resources, administrative services and real estate.  Prior to retirement, Mr. Golden was a licensed member of the Financial Industry Regulatory Authority as a General Securities Representative, including the specialties of Financial and Operations Principal and Uniform Securities Agent State Law Examination. This experience and these qualifications led the Board to conclude that Mr. Golden should serve as a Director of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS.

Continuing Directors

Vincent F. Palagiano has served as Chairman of the Board of the Company since its formation in 1995 and of the Bank since 1989. He has served as a Trustee or Director of the Bank since 1978.  He served as CEO of both the Company and the Bank from January 1, 1989 to his retirement on December 31, 2016. Prior to Mr. Palagiano’s appointment as CEO, he served as President of both the Company and the Bank.  Mr. Palagiano joined the Bank in 1970 as an appraiser, and has served as Executive Vice President, Chief Operating Officer and Chief Lending Officer of the Bank. In addition, Mr. Palagiano has served on the Boards of Directors of the Federal Home Loan Bank of New York from 2012 to 2016, the Institutional Investors Capital Appreciation Fund from 1996 to 2006, and The Community Bankers Association of New York from 2001 to 2005.  Prior to 1970, Mr. Palagiano served in the real estate and mortgage departments at other financial institutions and title companies. This experience and these qualifications led the Board to conclude that Mr. Palagiano should serve as a Director of the Company.

Michael P. Devine has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1980.  Mr. Devine has served as Vice Chairman of the Boards of both the Company and Bank since February 2014.  He served as President of both the Company and Bank from January 1, 1997 to his retirement on December 31, 2015.  Mr. Devine also served as COO of the Company from its inception in 1995 to February 2014, and of the Bank from 1989 to February 2014.  Prior to Mr. Devine’s appointment as President, he served as EVP and Secretary of both the Company and the Bank.  Mr. Devine joined the Bank in 1971 and has served as the Internal Auditor, Comptroller and Investment Officer. Prior to 1971, Mr. Devine served as a Senior Accountant with the firm of Peat Marwick Mitchell & Co.  From August 2001 through September 12, 2008, Mr. Devine served on the Board of Directors of Retirement Systems Group, Inc.  From September 2007 through December 2014, Mr. Devine served as Chairman of the Audit Committee and a member of the Board of Trustees of Long Island University.  Since March 2009, Mr. Devine has served as a director of Pentegra Retirement Trust. This experience and these qualifications led the Board to conclude that Mr. Devine should serve as a Director of the Company.

Anthony Bergamo has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1986. Mr. Bergamo is an attorney licensed in New York and New Jersey.  His public company Directorships are: Director, Audit Committee Chair and Compensation and HR Committee member of Steel Partners LLP; and Audit Committee Chair, Compensation and HR Committee member and Director of Moduslink Global Solutions Inc.  Mr. Bergamo is additionally the Vice Chairman of MB Real Estate, and CEO of Niagara Falls Redevelopment LLC. Until February 2016, Mr. Bergamo served as a Director and Audit Committee Chair of the State of New York Mortgage Agency, and a member of the First Department of the New York State Judicial Screening Committee. This experience and these qualifications led the Board to conclude that Mr. Bergamo should serve as a Director of the Company.

Joseph J. Perry has served as a Director of both the Company and Bank since September 2005.  From January 2004 through August 2005, Mr. Perry served as a Director of Havemeyer Equities, Inc., a previously wholly-owned subsidiary of the Bank. He is currently a partner at Marcum LLP, a public accounting and consulting firm headquartered in New York, New York, where he has served as the Firm-Wide Partner-in-Charge of Tax Services since 2006 and is a member of the Firm’s Executive Committee. Prior to joining Marcum LLP, Mr. Perry was a tax partner at one of the leading "Big 5" accounting firms and provided services to several financial services companies throughout the New York metropolitan area. Mr. Perry is a member of the American Institute of Certified Public Accountants and the New York State Society of Public Accountants. This experience and these qualifications led the Board to conclude that Mr. Perry should serve as a Director of the Company.

Patrick E. Curtin has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1986. Prior to his retirement on December 31, 2015, Mr. Curtin served as a senior member in the law firm of Conway Farrell Curtin & Kelly, P.C. ("Conway Farrell") in New York, New York, and represented the Bank in loan closings, litigation and various other matters for over 36 years. This experience and these qualifications led the Board to conclude that Mr. Curtin should serve as a Director of the Company.

Kathleen M. Nelson was elected to the Boards of Directors of both the Company and the Bank in March 2011. She was elected Lead Director of both Boards in January 2017. Ms. Nelson currently serves as managing principal of Bay Hollow Associates, a commercial real estate advisory firm that she co-founded in 2009, as well as President of KMN Associates, LLC, a commercial real estate consulting firm she founded that provides consulting services to mixed-use and commercial retail real estate developers or owners. Ms. Nelson also served in the mortgage and real estate division of TIAA-CREF from 1968 through 2004, retiring as the Managing Director and Group leader of the division. Ms. Nelson currently serves on the Board of Directors and Executive and Audit Committees of CBL & Associates Properties, Inc., a publicly traded Real Estate Investment Trust focused on shopping center properties, as well as on the Board of Directors and Audit, Compensation and Nominating and Corporate Governance Committees of Apartment Investment and Management Co., a publicly traded owner and manager of rental apartments. Ms. Nelson is also a member of the advisory boards of Castagna Realty Company, the Beverly Willis Architecture Foundation, the Anglo American Real Property Institute, and an unaffiliated Board member of the JP Morgan U.S. Real Estate Income and Growth Fund. This experience and these qualifications led the Board to conclude that Ms. Nelson should serve as a Director of the Company.

Omer S. J. Williams has served as a Director of both the Company and Bank since July 2006. Mr. Williams is an attorney, Senior Counsel to the law firm of Alston & Bird LLP. He was previously Counsel to SNR Denton (US) LLP and prior to that a partner at Thacher Proffitt & Wood LLP ("Thacher"), where he served as both Chairman of the firm's Executive Committee and Managing Partner of the firm from 1991 to 2003. Thacher's partners determined to dissolve the firm as of December 31, 2008, and Mr. Williams served as Chairman of Thacher's dissolution committee until dissolution was completed in 2012. Mr. Williams has more than 50 years of experience in banking, corporate and financial institution law, including corporate structure, securities and mortgage finance issues. This experience and these qualifications led the Board to conclude that Mr. Williams should serve as a Director of the Company.

Directors' Compensation

Director compensation is established by the Board, based upon the recommendations of the Compensation and HR Committee. The Compensation and HR Committee utilizes a nationally recognized compensation consulting firm and outside legal counsel to assist in performing its duties.  The compensation consultant is instructed to analyze the Company’s performance and Outside Director pay levels.  A peer group of public banks and thrifts is used for comparison of both pay level and corporate performance.  The Compensation and HR Committee uses this analysis to assist it in understanding market practices and trends and to develop and evaluate the effectiveness of recommended compensation for its Outside Directors.  The Committee also considers the input of executive management with respect to the compensation of its Outside Directors.

Cash Compensation.  Fee arrangements in existence during the year ended December 31, 2016 were summarized as follows:

•	$55,500 annual retainer fee paid semi-annually in June and December 2016 to each Outside Director in compliance with the Company's Director Retainer Policy.
•	$1,000 for attendance at Committee meetings conducted on days when the full Board also met. $1,250 for attendance at Committee meetings conducted on days when the full Board did not meet.
•	$10,000 annual retainer fees paid in December to the Chairs of the Audit, Compensation and Risk Committees, provided such Chairs complied with the Company's Director Retainer Policy.
•	$10,000 annual retainer fee paid in December to the Lead Director.
•	$2,500 annual retainer fee paid in December to the Chair of the Governance Committee.

2004 Stock Incentive Plan.  The 2004 Stock Incentive Plan was initially adopted by the Company's Board of Directors and subsequently approved by its shareholders at their annual meeting held in 2004.  Amendment Number One to the 2004 Stock Incentive Plan was adopted by the Company's Board of Directors in March 2008 and subsequently approved by its shareholders at their annual meeting held in 2008.  The 2004 Stock Incentive Plan reached its ten year anniversary in May 2014, and future awards are no longer permitted thereunder. On April 30, 2013, a grant of restricted stock award of 9,811 shares was made to Mr. Devine when he was employed as an officer of the Company. 25% of these awards vested on May 1, 2014, 2015 and 2016, respectively, with the remaining shares vesting on May 1, 2017.

2013 Equity and Incentive Plan.  The 2013 Equity and Incentive Plan was adopted by the Company’s Board of Directors and subsequently approved by the Company’s shareholders at their annual meeting held in 2013.  The 2013 Equity and Incentive Plan provides the Company with the flexibility to make equity compensation available to Outside Directors, officers (including the CEO) and other employees of the Company or its subsidiaries, and to offer cash-based incentive compensation in a tax-efficient manner to officers (including the CEO) and employees. At December 31, 2016, up to 783,166 shares of Common Stock were eligible for award grants to Directors, officers and employees of the Company and its subsidiaries under the 2013 Equity and Incentive Plan.  On April 30, 2014, a grant of restricted stock award of 7,669 was made to Mr. Devine when he was employed as an officer of the Bank.  25% of these awards vested on May 1, 2015 and 2016, respectively, with the remaining shares vesting in equal annual installments on May 1, 2017 and 2018. On April 30, 2015, a grant of restricted stock award of 7,852 was made to Mr. Devine when he was employed as an officer of the Company. 25% of these awards vested on May 1, 2016, with the remaining shares vesting in equal annual installments on May 1, 2017, 2018, and 2019.  On April 29, 2016 each of our Outside Directors were each granted 2,761 restricted stock awards which fully vest on May 1, 2017. See “2016 Outside Director Compensation.”

Director Stock Purchase Plan. In 2013, the Company established the Dime Community Bancshares, Inc. Director Stock Purchase Plan (the "DSPP").  The DSPP permits Outside Directors to receive, in the form of Common Stock, all or any portion of Board, Committee Chair or Lead Director retainers that are otherwise payable in cash.  Any election must be made during a period when open market trading by the Outside Director is permitted, and can only be changed or revoked during a similar period.  All elections and changes are subject to Compensation and HR Committee approval.  Elections are limited to a specific calendar year, and, therefore, must be renewed and approved by the Compensation and HR Committee each year.  Under the DSPP, cash compensation is converted into shares of Common Stock based on the closing price of the Common Stock on the Nasdaq National Stock Market on the date on which the cash compensation would otherwise be paid.

Directors' Retirement Plan.  The Company has adopted the Retirement Plan for Board Members of Dime Community Bancshares, Inc. (the "Directors' Retirement Plan"), which provides benefits to each eligible Outside Director commencing on termination of Board service at or after age 65. An eligible Outside Director retiring at or after age 65 will be paid an annual retirement benefit equal to the amount of the aggregate compensation for services as a Director (excluding stock compensation) paid to him or her for the 12-month period immediately prior to termination of Board service, multiplied by a fraction, the numerator of which is the number of years of service, up to a maximum of 10, as an Outside Director (including service as a Director or trustee of the Bank or any predecessor) and the denominator of which is 10. An individual who terminates Board service after having served as an Outside Director for 10 years may elect to begin collecting benefits under the Directors' Retirement Plan at or after attainment of age 55, however, the annual retirement benefits will be reduced pursuant to an early retirement reduction formula to reflect the commencement of benefit payments prior to age 65. An Outside Director may elect to have benefits distributed in any one of the following forms: (i) a single life annuity; (ii) a 50% or 100% joint and survivor annuity; or (iii) a single life annuity with a 5, 10, or 15 year guaranteed term. In the event that an Outside Director dies prior to the commencement of earned benefit payments under the Directors' Retirement Plan, a 50% survivor annuity will automatically be paid to his or her surviving spouse, unless the decedent has elected otherwise. This plan was frozen to new participation effective March 31, 2005.  Messrs. Bergamo, Cohn, and Curtin are our only active Outside Directors participating in the Directors’ Retirement Plan.

The following table sets forth information regarding compensation earned by each Outside Director during the year ended December 31, 2016:

2016 OUTSIDE DIRECTOR COMPENSATION
Name	Fees Earned and Paid in Cash (1)	Fees Earned and Paid in Stock (2)	Stock Awards (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Anthony Bergamo	$77,750	$—	$50,000	$—	$1,600	$129,350
George L. Clark, Jr.(6)	75,500	—	50,000	—	1,600	127,100
Steven D. Cohn	67,500	—	50,000	—	1,600	119,100
Patrick E. Curtin	64,750	—	50,000	—	1,600	116,350
Michael P. Devine	55,500	—	50,000	—	409,219	514,719
Robert C. Golden	11,000	55,250	50,000	—	1,600	117,850
Kathleen M. Nelson	65,750	—	50,000	—	1,600	117,350
Joseph J. Perry	67,500	10,000	50,000	—	1,600	129,100
Omer S. J. Williams	77,250	—	50,000	—	1,600	128,850

(1)	Includes cash retainer payments and Lead Director and committee and/or chairperson fees earned during the year.
(2)
For Mr. Golden, amount represents an election under the DSPP to receive his semi-annual retainer in the form of Common Stock. The amount reflects the aggregate values on the June 23, 2016 and December 22, 2016 grant dates, computed as 1,557 shares multiplied by a value of $17.82 per share on June 23, 2016 (the Common Stock closing price on that date), and 1,371 shares multiplied by a value of $20.05 per share on December 22, 2016 (the Common Stock closing price on that date).  For Mr. Perry, amount represents an election under the DSPP to receive his 2016 Risk Committee Chair retainer in the form of Common Stock.  The amount reflected is the value on the December 22, 2016 grant date, computed as 498 shares multiplied by a value of $20.05 per share (the Common Stock closing price on that date).

(3)
The amounts in this column reflect the grant date fair value of restricted stock awards granted to each Outside Director on April 29, 2016, calculated in accordance with FASB ASC Topic 718 based upon the Company’s stock price of $18.11 per share.  The restricted stock awards fully vest on May 1, 2017. Additionally, Mr. Devine has 11,211 unvested shares of restricted stock awards from grants when he was still employed as an officer of the Company. See discussion of “2004 Stock Incentive Plan” and “2013 Equity and Incentive Plan” on page 13 for his vesting schedule.

(4)
Includes for each individual the increase (if any) for the year in the present value of the individual's accrued benefit (whether or not vested) under each tax-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual's accrued benefit under each such plan in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 715  as of the plan's measurement date in such fiscal year to the present value of the individual's accrued benefit as of the plan's measurement date in the prior fiscal year.  The Outside Directors do not participate in any plan under which they can earn nonqualified deferred compensation.

(5)
With the exception of Mr. Devine, amount represents dividends paid on unvested restricted stock awards that were granted on April 30, 2015 and April 29, 2016. Mr. Devine’s amount also includes dividends paid on unvested restricted stock awards that were granted on April 30, 2012, April 30, 2013, April 30, 2014 and April 30, 2015 when he was still employed as an officer of the Company. For Mr. Devine, also includes $400,000 in consulting fees paid during fiscal 2016 pursuant to the Company’s three-year consulting agreement, effective as of January 1, 2016.

(6)	Mr. Clark retired as a Director effective December 31, 2016.

MEETINGS AND COMMITTEES OF THE COMPANY’S BOARD OF DIRECTORS

Board Leadership Structure

Commencing January 1, 2017, the Company and Bank separated the roles of Chairman and CEO, with Mr. Palagiano serving as Chairman of the Board and Mr. Mahon serving as CEO.  In addition, the independent members of the Board annually elect an independent Lead Director.  George L. Clark was the Lead Director in 2016 until his retirement. Kathleen M. Nelson is currently the Lead Director.  Among other functions, the Lead Director presides at executive sessions of the outside and independent Directors and serves as a liaison between the Chairman of the Board and the independent Directors.

In the ordinary course of business, the Company faces various strategic, operating, compliance, reputational, technological and financial risks.  Management is responsible for the day-to-day management of risk, while the Board, as a whole and through its standing Committees, is responsible for the oversight of risk management.  In its risk oversight role, the Board has the responsibility of satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.  To help accomplish this objective, the Board has established a Risk Committee.  The purpose of this committee, which meets on a quarterly basis, is to assist the Board with respect to oversight of the Company’s risk: identification; measurement; control processes; and ongoing monitoring. Senior management also attends and presents reports at all Board meetings.  The CRIO attends all meetings of the Audit and Risk Committees of the Board, and presents risk management activity updates to the Risk Committee quarterly and to the Board monthly.

The full Board of Directors meets ten times annually and may have additional special meetings upon the request of the Chairman of the Board, President or at least 60% (but not less than five) of the Directors then in office.  The Company's full Board of Directors met ten times during the year ended December 31, 2016.  During 2016, no incumbent Directors attended fewer than 75% of the aggregate of: (1) the total number of Board meetings conducted during the period for which she or he was a Director, and (ii) the total number of meetings conducted by all committees of the Board on which she or he served during the periods that she or he served.

Committees

The Company's Board of Directors has established the following committees:

The Executive Committee consisted of Messrs. Palagiano (Chair), Mahon, Bergamo, Clark, Cohn and Curtin in 2016.  Effective January 1, 2017, Ms. Nelson and Mr. Golden replaced Messrs. Cohn and Curtin, and Mr. Clark retired from the Board of Directors and was not replaced. The purpose of the Executive Committee is to exercise all the powers of the Board in the management of the business and affairs of the Company in the intervals between the meetings of the Board.  The Executive Committee meets at the call of the Chairman, President or a majority of the members of the Executive Committee.  The Executive Committee conducted no meetings during the year ended December 31, 2016.

The Compensation and HR Committee (until December 31, 2016, known as the Compensation Committee) consisted of four independent Directors: Messrs. Williams (Chair), Bergamo, Clark and Ms. Nelson in 2016.  Effective January 1, 2017, Mr. Cohn replaced Mr. Clark, who retired from the Board of Directors. The Compensation and HR Committee establishes the compensation of the CEO, approves the compensation of executive management, oversees administration of the process for determining the compensation and benefits of officers and employees of the Bank, recommends Director compensation to the Board and assists the Board in its oversight of the human resources activities of the Company and its subsidiaries.

The Compensation and HR Committee utilizes a nationally recognized compensation consulting firm, and outside legal counsel, to assist in performing its duties.  The compensation consulting firm is instructed to analyze the Company’s performance and executive pay levels.  A peer group of public banks and thrifts is used for comparison of both pay level and corporate performance.  The Compensation and HR Committee uses this analysis to assist it in understanding market practices and trends and to develop and evaluate the effectiveness of recommended pay-for-performance compensation strategies.  The consultant is additionally instructed to analyze and opine upon the risks associated with the Bank’s incentive compensation plans.  The Committee relies on legal counsel to advise on its obligations and rights under applicable corporate, securities and employment laws, to assist in interpreting the Company’s obligations under compensation plans and agreements, and to draft plans and agreements to document business decisions.  The Committee considers the expectations of executive management with respect to their own compensation, and their recommendations with respect to the compensation of Directors and more junior executive officers.

The Compensation and HR Committee may delegate such of its powers and responsibilities as it deems appropriate to subcommittees of its membership or officers of the Company. The Compensation and HR Committee operates pursuant to a charter, which is available on the Company's website at www.dime.com, by clicking "Investor Relations," then in the "Investor Menu,” select the drop down arrow next to “Corporate Overview,” and then select "Governance Documents."  The Compensation and HR Committee's charter requires that it meet annually and as requested by the Chairman of the Board of Directors.  The Compensation Committee met four times during the year ended December 31, 2016.

Governance and Nominating Committee. Effective January 1, 2017, the Company’s Governance Committee and Nominating Committee were merged to create the Governance and Nominating Committee.  The Nominating Committee consisted of Messrs. Clark (Chair), Cohn and Perry during 2016.  The Governance Committee consisted of Messrs. Williams (Chair) and Bergamo, and Ms. Nelson during 2016.  The newly formed Governance and Nominating Committee consists of Mr. Williams (Chair), Mr. Bergamo, and Ms. Nelson.  Messrs. Williams and Bergamo, and Ms. Nelson are all independent as defined in Rule 5605(a)(2).

The Governance and Nominating Committee identifies and selects nominees for all Directorships, recommends committee memberships to the Board, establishes criteria for the selection of new Directors to serve on the Board, develops and recommends to the Board corporate governance principles applicable to the Company, and otherwise assumes a leadership role in the corporate governance of the Company.

The Nominating Committee met twice during 2016.  The Governance Committee met three times during 2016.  In addition, the Governance and Nominating Committee met on February 23, 2017 to, among other matters, select the nominees for election as Directors at the Annual Meeting.  In accordance with the Company's Bylaws, provided the Governance and Nominating Committee makes such nominations, no nominations for election as Director except those made by the Governance and Nominating Committee shall be voted upon at the Annual Meeting unless properly made by a shareholder in accordance with the procedures set forth under "2017 Annual Meeting Stockholder Proposals" in the proxy statement for the annual meeting held in May 2016.

The Governance and Nominating Committee operates pursuant to a charter.  A current copy of the charter is available on the Company's website, at www.dime.com by clicking "Investor Relations," then in the “Investor Menu” select the drop down arrow next to "Corporate Overview,” and then select "Governance Documents".

The Risk Committee consists of Messrs. Perry (Chair), Curtin, Golden and Ms. Nelson.    The Risk Committee assists the Board with respect to oversight of the Company’s risk: identification; measurement; control processes; and ongoing monitoring. The Risk Committee operates pursuant to a written charter.  A current copy of the charter may be viewed on the Company's website at www.dime.com by clicking "Investor Relations," then in the "Investor Menu,” select the drop down arrow next to “Corporate Overview” and then select "Governance Documents."  The Risk Committee charter requires that it meet at least four times annually or more frequently as circumstances dictate.  The Risk Committee met four times during the year ended December 31, 2016.

The Budget and Planning Committee consists of Messrs. Curtin (Chair), Cohn, and Perry.  The Budget and Planning Committee assists the Board in satisfying its overall responsibility with respect to review and approval of the Company’s budget, financial management, capital management and strategic planning. The Budget and Planning Committee met four times during the year ended December 31, 2016.

The Audit Committee consisted of Messrs. Bergamo (Chair), Cohn, Golden and Perry in 2016.  In an effort to streamline and facilitate Committee operations, the number of Audit Committee members was reduced to three effective January 1, 2017 with Mr. Cohn departing from Committee membership. Messrs. Bergamo, Golden and Perry are each independent as defined in Rule 5605(a)(2) and satisfy the independence criteria set forth in Rule 10A-3(b)(1) of the Exchange Act.  The Board of Directors has determined that Messrs. Bergamo and Perry qualify as Audit Committee financial experts as defined in Item 407(d)(5) of SEC Regulation S-K. The Audit Committee is appointed by the Board of Directors of the Company to assist the Board in: (1) monitoring the integrity of the financial statements of the Company, (2) monitoring Company compliance with legal and regulatory requirements and internal controls, (3) monitoring the independence and performance of the Company’s internal and independent auditors, and (4) maintaining an open means of communication among the independent auditor, senior management, the internal auditors, and the Board.  The Audit Committee operates pursuant to a written charter.  A current copy of the charter may be viewed on the Company's website at www.dime.com by clicking "Investor Relations," then in the "Investor Menu,” select the drop down arrow next to “Corporate Overview” and then select "Governance Documents."  The Audit Committee charter requires that it meet at least four times annually or more frequently as circumstances dictate.  The Audit Committee met five times during the year ended December 31, 2016.

Report of Audit Committee

The following Report of the Company's Audit Committee is provided in accordance with the rules and regulations of the SEC.

Under rules promulgated by the SEC, the Company is required to provide certain information regarding the activities of its Audit Committee.  In fulfillment of this requirement, the Audit Committee, at the discretion of the Board, has prepared the following report for inclusion in the Proxy Statement:

1.          The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2016 with management;

2.          The Audit Committee has discussed with the independent auditors the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees;

3.          The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communication with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence; and

4.          Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

AUDIT COMMITTEE OF DIME COMMUNITY BANCSHARES, INC.

Anthony Bergamo, Chair
Robert C. Golden, Member
Joseph J. Perry, Member

EXECUTIVE OFFICERS

The following individuals are executive officers of the Company and/or the Bank, holding the offices set forth opposite their names:

Name	Position Held (4)
Kenneth J. Mahon	President and CEO (1)
Stuart H. Lubow	Senior Executive Vice President (“SEVP”) – Business Banking
Roberto S. Volino	SEVP and COO (2)
Lance J. Bennett	EVP, General Counsel and Secretary
William E. Brown	EVP and Chief Retail Officer (“CRTO”)
Conrad J. Gunther	EVP – Business Banking
Timothy B. King	EVP and Chief Risk Officer
Timothy K. Lenhoff	EVP and Chief Technology Officer
Michael Pucella	EVP and CAO(3)
Anthony J. Rose	EVP and Chief Administrative Officer

(1)	Prior to January 1, 2017, Mr. Mahon served as President and COO.
(2)	Prior to January 1, 2017, Mr. Volino served as EVP and Chief Investment Officer (“CIO”).
(3)	Mr. Pucella serves as Principal Financial Officer of the Company and Bank.
(4)	Mr. Palagiano served as CEO until his retirement on December 31, 2016.

The executive officers are elected annually and hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board of Directors.  The Company and Bank have entered into Employment Agreements with Mr. Mahon (the “Employment Agreements”) which set forth the terms of his employment. Mr. Palagiano had Employment Agreements with the Company and Bank, which terminated upon his retirement on December 31, 2016.  See "Executive Compensation – Agreements with Our Named Executive Officers upon Termination or Change in Control."

Biographical information of the executive officers who are not Directors of the Company or Bank is set forth below.

Stuart H. Lubow, age 59, joined the Bank in 2017 as SEVP – Business Banking, and has been a banking executive for over 37 years.  From its inception in 2005 until its sale to Bridgehampton National Bank in December 2014, Mr. Lubow was a founder, Chairman, President, and CEO of Community National Bank, a full service community bank with nearly $1 billion in assets and 10 branches. Prior to that, he was founder, President, and CEO of Community State Bank, a four-branch, $145 million asset bank and was EVP and COO of Garden State Bank. Prior to Garden State Bank, Mr. Lubow held senior positions at Dollar Dry Dock Bank, Peoples Bank N.A., First Fidelity Bank, and Chase Manhattan Bank, N.A.

Roberto S. Volino, age 45, has been with the Bank since 1999, and has over 22 years of experience with banking or related financial institutions.  Mr. Volino began his career with the Bank as a securities portfolio analyst, and received several promotions prior to being named Vice President and Treasurer of the Bank in 2007.  He was subsequently promoted to First Vice President and Treasurer of the Bank in 2009, to EVP and CIO of the Bank in 2014 and the Holding Company in 2015, and to his current title of SEVP and COO of the Bank and the Holding Company in 2017.  Mr. Volino currently oversees the asset and liability management activities of both the Holding Company and Bank, which includes both investment and funding strategies, as well as management of liquidity and bank capital.  Mr. Volino also oversees the commercial real estate lending and loan servicing departments, retail, operations support, capital planning and investment and treasury activities of both the Company and Bank.

Lance J. Bennett, age 65, has been with the Bank and Company since 2002, and has over 28 years of banking experience. Mr. Bennett was hired as Vice President, General Counsel and Secretary of both the Company and Bank, and was promoted to First Vice President of both the Company and Bank in 2004, Senior Vice President of both the Company and Bank in 2007, and EVP of both the Company and Bank in 2011.  He currently serves as General Counsel and Secretary of both the Company and Bank, responsible for all legal matters as well as corporate governance.  He additionally oversees the corporate insurance functions of both the Company and Bank.

William E. Brown, age 50, joined the Bank in 2016 as EVP and CRTO, responsible for sales, service, operations, distribution and strategy for the Bank’s consumer and small business segments. Mr. Brown is a seasoned executive with over 20 years of financial services experience, most recently as head of the retail branch network at HSBC. Previous to that, he spent 17 years at Citibank as a Managing Director in positions of increasing responsibility including Head of the Global Consumer Bank AML, FATCA, and Branch Controls Office as well as Market President for Citibank's New York City market. Prior to Citibank, Mr. Brown was an Officer in the U.S. Navy for nearly eight years serving as a Naval Flight Officer in a Maritime Patrol Squadron and at the Pentagon on the Navy Staff.

Conrad J. Gunther, age 70, joined the Bank in 2016 as EVP – Business Banking and has been a banking executive for over 40 years. He also currently serves as a Director for CVD Equipment Corp. Most recently, Mr. Gunther served as EVP and Chief Lending Officer (“CLO”) of First Central Savings Bank, a community bank with $525 million in assets. Previous to First Central Savings Bank, Mr. Gunther was First EVP and CLO of Community National Bank. Prior to that, he was founder and President of E-Bill Solutions, Inc., a sales and marketing organization for credit card processing and prior to E-Bill, held senior positions at The Allied Group, North Fork Bancorp, and European American Bank, as well as served as a Director and consultant for Reliance Bancorp.

Timothy B. King, age 58, has over 36 years of banking experience, and has been with the Bank since 1983.   Mr. King was promoted to Treasurer of the Bank in 1989, Vice President of the Bank in 1993, Treasurer of the Company at its inception in 1995, First Vice President of both the Company and Bank in 1997, Senior Vice President of both the Company and the Bank in 1999 and EVP of both the Company and the Bank in 2008. In 2002, Mr. King was named the Chief Investment Officer of both the Company and Bank, overseeing the securities investment function of both entities.  In March 2011, Mr. King was named the CRIO of both the Company and the Bank, in charge of oversight of all risk management functions of both entities.

Timothy K. Lenhoff, age 59, joined the Bank in October 2014, as EVP and Chief Technology Officer. Prior to joining the Bank, Mr. Lenhoff served as Senior Vice President and Chief Technology Officer of Columbia Bank from 2007 to 2014. During a 23 year career with BISYS and Open Solutions from 1983 to 2007, he held a variety of senior management roles where he directed client service, product management, training and implementation activities supporting banking institutions across the United States. Mr. Lenhoff has over 32 years of experience in the banking and technology industry. Mr. Lenhoff currently oversees the management, planning, implementation, and infrastructure and network security protocol for all information technology utilized by the Bank.

Michael Pucella, age 63, was promoted to Comptroller of the Bank in 1989 and of the Company at its inception in 1995, Vice President of both the Company and Bank in 1996, First Vice President of both the Company and Bank in 1997, Senior Vice President of both the Company and the Bank in 1999, and EVP of both the Company and Bank in 2009.  He currently serves as the CAO of both the Company and Bank, responsible for financial reporting, budgeting, and tax administration.  In March 2014, Mr. Pucella was named the Company’s principal financial officer.  Mr. Pucella has been with the Bank since 1981, and has over 42 years of banking experience. He additionally has overseen the Human Resources functions of the Company and Bank.

Anthony J. Rose, age 46, joined the Bank in April 2016, as the Director of Investor Relations of the Company and the Chief Administrative Officer of the Bank.  Mr. Rose is a seasoned executive with over 20 years of experience. Prior to joining the Company, Mr. Rose was partner in the financial services practice at Marakon, a Senior Managing Director/Partner and CFO of the International Strategy & Investment Group (ISI Group), a Director and CFO of the Equities Division at Credit Suisse, and was head of Capital Management within Global Treasury at JPMorgan Chase & Co. Mr. Rose oversees the Investor Relations activities of the Company, and corporate administrative and Human Resources functions of the Bank.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we describe our performance-based executive compensation program and philosophy in the context of the 2016 compensation decisions related to our NEOs that are also listed below.

Name	Title	Years of Service
Vincent F. Palagiano	Chairman of the Board and CEO (1)	46
Kenneth J. Mahon	President and COO (2)	36
Michael Pucella	Executive Vice President and CAO (Principal Financial Officer)	35
Daniel J. Harris	Executive Vice President and CLO (3)	8
Timothy B. King	Executive Vice President and Chief Risk Officer	33

(1)	Mr. Palagiano retired as our CEO effective December 31, 2016. He continues to serve as our Chairman of the Board effective January 1, 2017.
(2)	Mr. Mahon was appointed as our CEO effective January 1, 2017, following Mr. Palagiano’s retirement as an employee of Dime.
(3)	Mr. Harris resigned effective January 6, 2017, however, as of December 31, 2016 he was considered a NEO of Dime.

Executive Summary

2016 Performance and Achievements

2016 was both a transitional and transformational year for Dime.  Below are some highlights of our 2016 strategic and financial accomplishments.

2016 Strategic Accomplishments

We executed on our new growth plan with the sale of the Bank's Williamsburg, Brooklyn back office space. The sale raised approximately $37.5 million of capital without diluting shareholder value.
We adopted a strategic plan to evolve Dime from a profitable mono-line New York City thrift with a multi-family real estate focus towards a more diverse community banking model offering additional commercial and consumer products, services and loans with increasing levels of non-spread revenue and higher core deposits.

We expanded our Business Banking team with the addition of two seasoned commercial bank executives who are bringing a new business line as well as expanded commercial deposit gathering to Dime.
In response to our dynamic banking environment, Dime made additional staff changes to critical lines of business by staffing these areas with seasoned officers and employees who bring a demonstrated track record of success.

We prepared for and made important changes in our Executive Management team at the end of 2016 and continuing into 2017. Kenneth J. Mahon, a 36-year veteran of Dime, was appointed CEO in January, 2017, succeeding our long-tenured Chairman of the Board upon his retirement after 46 years of service with Dime.  We believe that Kenneth J. Mahon is positioned to execute our new growth plan.
We completed our plans for new, technologically state of the art branches resulting in two branch openings in the first quarter of 2017 with other openings scheduled throughout 2017.

2016 Financial Accomplishments

62% increase in Net Income to $72.5 million from $44.8 million in 2015(1).	15.5% increase in market capitalization from $653.6 million at December 31, 2015 to $754.6 million at December 31, 2016.
60% increase in diluted Earnings per Share (“EPS”) from $1.23 year ended 2015 to $1.97 in 2016(1).	42.6% increase in Return on Average Equity (“ROAE”) to 13.4% for 2016 from 9.4% in 2015(1).
36% increase in Return on Average Assets (“ROAA”) from 0.96% in 2015 to 1.31% in 2016(1).	20% increase in loans.
38% increase in deposits mostly attributable to Dime Direct, our online deposit initiative.	Reported ROAE and ROAA ranked in the top quartile compared to the peer group used to compare both executive pay levels and Company performance.
Ranked among the top five banks in S&P Global’s “SNL Top Performing Thrift” rankings.
Strong financial performance absolute and relative to thrift peers continued with strong operating statement returns, a pristine balance sheet, and significant book value growth even after the payment of Common Stock dividends to shareholders.

(1)
Included in net income during the year ended December 31, 2016 was an after-tax gain of $37.5 million, or $1.02 per diluted share, from the sale of real estate. The gain was partially offset by a non-cash, non-tax deductible expense of $11.3 million, or $0.31 per diluted share, from the prepayment of the ESOP share acquisition loan.

In making executive compensation decisions, the Compensation and HR Committee seeks to maintain a strong linkage between pay and corporate performance, both in absolute terms and in relation to a designated peer group. The Compensation and HR Committee uses the same peer group both to form its determination of the competitiveness of its compensation practices and to assess corporate performance.  Please see “Executive Summary – Benchmarking and Peer Group” for further discussion of the peer group.

For 2016, the Compensation and HR Committee reviewed metrics in the incentive plans as well as supplemental measures used on a more discretionary basis to assess performance.  The Committee feels it is important to consider a broad view of performance over 1- and 3-year periods and on both an absolute basis and relative to members of the Company’s designated peer group.  Below is a summary of our performance:

	1-Year Period Ending December 31, 2016		3-Year Period Ending December 31, 2016
Performance Measure(1)	Absolute Performance	Percentile Rank(2)	Absolute Performance	Percentile Rank(2)
Performance Measures Linked to Compensation Awards
ROAE	13.40%	Above 75th	10.88%	Above 75th
Non-interest expense as a percentage of average assets (3)	1.51	Above 75th	N/A	N/A
ROAA	1.31	Above 75th	1.10	Above 75th
Core ROA (3)	0.83	25th to 50th	N/A	N/A
EPS (4)	$1.97	N/A	N/A	N/A
TSR (5)	18.80%	Below 25th	31.73%	Below 25th

Supplemental Measures Reviewed in Determining Compensation Awards(3)
Return on Average Risk Weighted Assets	1.77%	Above 75th
Efficiency Ratio	55.48	75th
Non-performing assets to total assets	0.09	100th
Net charge-offs to average loans	0.00	Above 75th
Tangible capital to tangible assets	8.67	25th to 50th
EPS Growth Rate	60.16	75th
Core EPS Growth Rate	6.78	25th to 50th

(1)	Please refer to the Appendix within this Proxy for a discussion of the definition and/or computation of these performance measures.
(2)	In all instances, a higher percentile ranking is more favorable regardless of whether the preferred underlying performance measure is a lower value.
(3)	Measure is not analyzed by the Compensation and HR Committee for the three-year period.
(4)
Reported EPS is not a metric that can readily be compared between companies due to the difference in capital structures of each company. The Company instead reviews its periodic percentage change in Reported EPS in comparison to the peer group, as the periodic percentage change in Reported EPS is deemed a more suitable comparative measure.

(5)
While TSR is a key measure, the Compensation and HR Committee recognizes that this metric may be influenced by external factors unrelated to the Company’s fundamentals and that percentile rank relative to peers may be distorted when the peer group is small and when peer group members experience high or low stock values at the beginning or end of the measurement period.

Viewing all of the performance measures in the aggregate, the Compensation and HR Committee regarded the Company’s performance to be well above the peer group medians for both the one- and three-year periods reviewed.  As described later, the results of this performance were considered in the ultimate payouts to the NEOs. See discussion of “Compensation Program Components - Short-term Incentive Plan.”

The Compensation and HR Committee also considers the Company’s performance related to broader peer groups as another reference for our performance.  S&P Global, a highly respected firm that provides business intelligence for the financial services sector, annually publishes “SNL Top Performing Thrift” rankings for the best of the largest public savings banks based upon total assets ($762.1 million to $50.32 billion) derived from the following metrics: 1) ROAA; 2) return on average tangible equity; 3) median three-year growth in tangible book value; 4) efficiency ratio; 5) non-performing loans to total loans; and 6) net charge-offs to average loans.  For the most recent five years, the Company’s performance in the SNL ranking was as follows:

Year Ended December 31,	Rank (1)
2016	3rd best
2015	5th best
2014	4th best
2013	4th best
2012	5th best

(1)	The 2016 and 2015 rankings are based on a ranking of the 50 largest public thrifts in the sector, while previous years were based on a ranking of the 100 largest public thrifts in the sector.

The Company is also one of approximately 200 banking institutions included in the Russell 2000 Index, an index in which inclusion is derived primarily from aggregate market capitalization. The Compensation and HR Committee also considered the Company’s performance relative to the banking institutions that are members of the Russell 2000. The Company’s relative one-year and three-year performance for the period ended December 31, 2016 compared to the Russell 2000 index member banks was as follows:

Performance Measure	One-Year Percentile Rank(1)	Three-Year Percentile Rank(1)
ROAA	Above 75th	Above 75th
ROAE	Above 75th	Above 75th
Efficiency Ratio	Above 75th	Above 75th
Non-performing assets to total assets	Above 75th	Above 75th
Net charge-offs to average loans	Above 75th	Above 75th

(1)	In all instances, a higher percentile ranking is more favorable regardless of whether the preferred underlying performance measure is a lower value.

We recognize that our strong financial results in 2016 were due significantly to the gains recognized on the sale of our Williamsburg, Brooklyn property, which is a non-recurring event (and was excluded in calculating our annual incentive payouts).  However, Dime believes its new growth plan and the executive management team that is executing the plan will be instrumental in continuing to build profitability in the future.  In 2016, our core return on tangible equity (excluding the non-recurring gain on sale) was 9.4% compared to 9.8% in 2015.

Despite outstanding financial returns, the board and management recognize the relative performance of the Company’s stock, and recognize that it did not perform favorably by comparison with a number of regional peers.  Even though book value increased 15.2% during the year ended December 31, 2016 from $11.96 to $13.78 per share and nearly $1 per share of new capital was added to shareholder value without diluting existing shareholder value, these results were not fully reflected in our stock price.

The Compensation and HR Committee uses these analyses to assist it in understanding market practices and trends and to develop and evaluate the effectiveness of recommended performance-linked compensation strategies. Generally, the Compensation and HR Committee endorses a median target pay level approach, with actual pay commensurate with relative performance. To that end, the flexibility provided by the Annual Incentive Plan (“AIP”) permits the Compensation and HR Committee to take market conditions into account each year.

Pay Mix

The following bar graph reflects the breakdown of each NEO’s total compensation, including the approximate target portion, which was performance linked as either Long Term Incentive cash (“Cash LTI”) or AIP compensation during the year ended December 31, 2016.

(1)	Base salary reflects the amounts discussed in “Compensation Program Components – Base Salary.”
(2)	Annual Incentive, which is considered to be performance-based, reflects the amounts discussed in “Compensation Program Components – Short-Term Incentive Plan.”
(3)	Cash LTI, which is considered to be performance-based, reflects the amounts discussed in “Compensation Program Components – Long-Term Incentive Plan.”
(4)	Equity LTI, which is not considered to be performance-based, reflects the amounts discussed in “Compensation Program Components – Long-Term Incentive Plan.”

Say on Pay Results

At the Company’s 2016 annual shareholder’s meeting, approximately 95.6% of the votes by shareholders were cast in favor of a non-binding resolution to approve NEO compensation. The Compensation and HR Committee regarded the results of this vote as supportive of its approach to NEO compensation and, therefore, did not change its executive compensation policies or programs as a consequence of the shareholder vote. The Company continues to offer an annual say-on-pay vote.

Sound Governance Practices and Policies

The Company’s significant compensation practices and policies are summarized as follows:

WHAT WE DO

Pay for performance: Significant portions of the NEO compensation are delivered through variable compensation plans where payouts are contingent on Company performance relative to pre-established goals.
Balance of short-term and sustained results: The Company uses a balanced approach to annual and long-term incentives that reinforces performance without encouraging inappropriate risk taking.
Use of multiple performance measures: Both the annual and multi-year long-term incentive plans use multiple performance measures to reflect a holistic assessment of performance.	Stock ownership and retention guidelines: The Company requires minimum stock retention to further align the interests of the NEOs with those of shareholders.
Clawback policy: The Company has adopted a policy to recoup performance based payments to all executive officers eligible under these plans in the event of financial restatements.	Pay caps on cash-based awards: The Company uses pay caps at the individual or overall plan funding levels to mitigate risk.
Negative discretion: The Compensation and HR Committee may exercise negative discretion to reduce the formulaic pay-for-performance compensation to adjust for risk-based considerations.	Double trigger requirement for severance in change of control payments and equity vesting
CEO annual incentive based 100% on corporate performance: All other NEOs have a combination of corporate and individual performance to earn annual incentive.	Risk Assessments of incentive compensation: are performed by both the outside compensation consultant, and the Risk Committee of the Company’s board of directors.

Long-Term Incentives (“LTI”): LTI for non-CEO NEOs were awarded 25/75 in cash and Common Stock with 50% of the total award performance-based. For 2017, long-term incentive awards will only be made in shares of Common Stock. Cash was eliminated as a partial form of long-term incentive. This was done to better align executive awards with shareholder interests.
CEO LTI: CEO award for LTI was 100% cash. For 2017, it is now awarded 100% in Common Stock, and the CEO Cash LTI award was eliminated.

WHAT WE DON'T DO

Permit hedging and pledging of Company stock: The Company prohibits executive officers and Outside Directors from hedging or pledging Company stock in order to mitigate excessive risk taking and strengthen the alignment of executives and shareholder interests.
No excessive perquisites.
No “gross-up” reimbursement for income tax liabilities associated with equity award vesting and/or pass through dividends on unvested equity award shares.	No repricing of underwater stock options.

Our Compensation Philosophy

The goals of the executive compensation program are to enable the Company to attract, develop and retain an executive team capable of maximizing the Company’s performance for the benefit of its shareholders. The Company’s executive compensation philosophy is, consistent with prudent banking business practices, to provide competitive target compensation opportunities with actual amounts earned commensurate with its financial performance and the generation of long-term value for shareholders through dividends and stock price appreciation. To accomplish these goals, the Company sets a base salary to provide a reasonable level of predictable base income and near- and long-term performance-based compensation to provide the NEOs with clear opportunities to increase the value of their compensation by positive contribution to stockholder interests. Pay opportunities are targeted at market median with opportunities to increase or decrease pay based on our performance. The pay elements are intended to balance an appropriate mix of risk and return.  Annual incentive awards are designed to provide incentives to encourage efforts to attain near-term goals which do not encourage excessive risk taking. Long-term performance-based incentive and time-vested restricted stock awards are structured to align the executive’s interests with those of the Company’s shareholders and serve to retain executives over the long term.

Benchmarking and Peer Group

The Company utilizes a comparison group of peer savings or commercial banks when making certain compensation decisions.  The table below shows how the peer group was chosen and how it is used:

HOW THE PEER GROUP IS CHOSEN
The Company approximates the median total asset size of the peer group.	The Company approximates the median market capitalization of the peer group.
The peer group members operate in the Company’s region.	The peer group has a similar overall business model to the Company.
The Company engages a nationally recognized compensation consulting firm to evaluate and recommend an appropriate peer group.

HOW THE COMPENSATION AND HR COMMITTEE USES THE PEER GROUP
For input in developing base salary ranges, annual incentive targets and LTI award ranges.	To benchmark share ownership guidelines.
To assess the competitiveness of total direct compensation awarded to executives.	To validate whether executive compensation programs are aligned with Company performance.
As an input in designing compensation plans, benefits and perquisites.	To assess our pay-performance alignment.

The peer group utilized was comprised of the following companies in both 2015 and 2016:

Company Name	City and State of Corporate Headquarters	Total Assets (1)	Market Capitalization(1)
Astoria Financial Corp.	Lake Success, NY	$14.56	$1.89
Flushing Financial Corporation	Uniondale, NY	6.06	0.84
Investors Bancorp Inc.	Short Hills, NJ	23.17	4.32
Kearny Financial Corporation	Fairfield, NJ	4.50	1.16
Northfield Bancorp, Inc.	Woodbridge, NJ	3.85	0.97
OceanFirst Financial Corporation	Toms River, NJ	5.17	0.97
Oritani Financial Corporation	Township of Washington, NJ	3.67	0.72
Provident Financial Services Inc.	Iselin, NJ	9.50	1.87
Sterling Bancorp	Montebello, NY	14.18	3.17
Sun Bancorp Inc.	Mount Laurel, NJ	2.26	0.49
TrustCo Bank Corporation	Glenville, NY	4.87	0.84
Valley National Bancorp	Wayne, NJ	22.86	3.07
Median		5.62	1.07
Dime Community Bancshares, Inc.	Brooklyn, NY	6.01	0.75

(1)	As of December 31, 2016. Amount is in billions.

Compensation Program Components

The Company’s 2016 compensation program for NEOs consisted of four key elements:

•	Base salary to provide a reasonable level of recurring income;
•	Annual incentives to motivate the NEOs to achieve short-term operating objectives;
•	Long-term incentives designed to retain talented employees and provide an incentive to maximize shareholder return in the longer term; and
•
Benefits consisting of certain retirement plans, termination benefits, fringe benefits and perquisites, in some instances for a large group of employees and in others limited to one or more executives.

The remainder of this section discusses each of these components and the decisions made for 2016.

Base Salary

The Company seeks to pay competitive base salaries by establishing a median pay level approach.  Executive base salary levels are generally reviewed on an annual basis and adjusted as appropriate, with no guarantee of annual increases.  The Company desires to compensate executives fairly while being sensitive to managing fixed costs.

For 2016 base salaries, the Compensation and HR Committee considered prevailing market conditions, individual contributions, Company performance, and the input of a competitive compensation review conducted by a nationally recognized compensation consulting firm. The base salaries for 2016 for Messrs. Pucella, Harris and King were increased to be in-line with peer competitors.  Mr. Mahon’s salary was increased by 10.0% as he was promoted to President as part of a multi-year strategy to adjust his base pay in consideration of the increase in his position responsibilities.  Mr. Palagiano’s salary remained unchanged in light of his pending retirement.

Name	2015 Salary	2016 Salary	% Increase
Vincent F. Palagiano	$725,000	$725,000	0.0%
Kenneth J. Mahon	500,000	550,000	10.0
Michael Pucella	316,725	330,000	4.2
Daniel J. Harris	355,788	395,000	11.0
Timothy B. King	332,561	342,000	2.8

AIP

Our AIP is a short-term incentive plan administered under the 2013 Equity and Incentive Plan to provide our NEOs with the opportunity to earn an annual cash payment based on corporate and individual performance. The degree of achievement is calculated based on pre-determined, formulaic performance measures, subject to Compensation and HR Committee discretionary adjustments in consideration of other risk and/or performance considerations.

The following table sets forth the potential payments for each of our NEOs under the 2016 AIP.

Name and Principal Positions(1)	Salary	Threshold ($) and % of Salary	Target ($) and % of Salary	Superior ($) and % of Salary
Vincent F. Palagiano	$725,000	$181,250	$362,500	$543,750
Chairman of the Board and CEO		25.0%	50.0%	75.0%

Kenneth J. Mahon	550,000	$137,500	$275,000	$412,500
President and COO		25.0%	50.0%	75.0%

Michael Pucella	330,000	$57,750	$115,500	$173,250
EVP and CAO		17.5%	35.0%	52.5%

Daniel J. Harris(2)	395,000	$69,125	$138,250	$207,375
EVP and CLO		17.5%	35.0%	52.5%

Timothy B. King	342,000	$59,850	$119,700	$179,550
EVP and CRIO		17.5%	35.0%	52.5%

(1)	The positions listed for each NEO are as of December 31, 2016. See page 14 for titles as of January 1, 2017.
(2)	Mr. Harris resigned effective January 6, 2017.

Target represented the payout level for performance at 100%.  Threshold performance results in a payout of 50% of target and a superior performance results in a payout of 150% of target.  Performance below threshold results in no payout.

The award opportunities were then linked with performance goals established early in 2016 to assist the Company in meeting its growth and profitability objectives for the year, which were rooted in the formal capital plan reviewed and approved by the Board of Directors (the “Capital Plan’).  The three significant corporate financial measures ("Corporate Measures") were:  Core ROA (weighted 25%), non-interest expense to average assets (weighted 25%) and Reported EPS (weighted 50%).

The Corporate Measures and results of the AIP goals for 2016 were as follows:

Corporate Measures (1)	Weight	Threshold	Target	Superior	Result	Result as an Interpolated Percentage of the Target	Weighted Result
Reported EPS	50%	$0.92	$1.23	$1.54	$1.26	104.9%	52.45%
Core ROA	25%	0.73%	0.97%	1.21%	0.83%	71.1%	17.78%
Non-interest expense to average assets	25%	1.68%	1.34%	1.01%	1.31%	104.5%	26.13%
TOTAL							96.34%

(1)	Please refer to the Appendix within this Proxy for a discussion of the computation of the key measures.

Results of the Corporate Measures relative to the pre-established objectives were used to determine preliminary payout levels at the end of 2016.  To balance incentives to achieve financial results against the need to discourage excessive risk-taking, the Compensation and HR Committee also considered Company performance on supplemental measures, including efficiency ratio, non-performing assets (in dollars and as a percentage of average total assets), net charge-offs (in dollars and as a percentage of average loans) and capital ratios, relative to historical and peer results.  The Compensation and HR Committee may exercise positive or negative judgment to adjust the payout levels from the preliminary amounts based on its review of performance of supplemental or other relevant measures, but may not increase the payouts above the pre-established maximums.

Corporate Measures apply 100% for Messrs. Palagiano and Mahon. For Messrs. Pucella, Harris and King, performance of the Corporate Measures noted above determined 50% of their annual incentive opportunity. The remaining 50% was derived from their performance on pre-established individual strategic goals, deemed highly valuable to the Company's achievement of its 2016 growth and profitability objectives.  The table below presents the target awards approved by the Compensation and HR Committee for each NEO. Based upon the overall financial results and the aforementioned supplemental measures, the Compensation and HR Committee approved the following annual incentive payouts in consideration of performance relative to their respective corporate and individual target incentive opportunities:

Name	Target	Total Achieved	2016 AIP Payment	Payment as a % of Target
Vincent F. Palagiano(1)	$362,500	$349,240	$349,240	96.3%
Kenneth J. Mahon(1)	275,000	264,941	264,941	96.3%
Michael Pucella	115,500	128,902	140,000	121.2%
Daniel J. Harris	138,250	100,000	100,000	72.3%
Timothy B. King	119,700	121,620	120,000	100.3%
Total for NEOs	1,010,950	$964,703	$974,181
% of Net Income			1.3%

(1)	Annual incentives for Messrs. Palagiano and Mahon were based 100% on Corporate Measures.

The approved 2016 AIP payment for Mr. Pucella was increased by approximately $11,000 as a result of the successful completion of the sale of the real estate and relocation of the corporate headquarters.

LTI

Our compensation philosophy identifies equity-based compensation as an effective means of creating a link between the interests of our shareholders, our financial performance and the retention of executive management. In 2016, Dime introduced performance shares and reallocated the LTI mix for each of the NEOs other than Mr. Palagiano.  Considering Mr. Palagiano’s already significant stock ownership, and pending retirement as CEO in 2016, the Committee provided his long-term incentives in the form of 100% performance-based cash. Our LTI is administered under our 2013 Equity and Incentive Plan.

The LTI for each of the other NEOs was changed in 2016 such that the LTI provided 50% in the form of time-vested restricted stock awards, and split the remaining 50% that was previously paid in the form of Cash LTI to a mix of 25% Cash LTI (based on Relative TSR) and 25% as performance share awards (based on Cumulative EPS and ROAE).  The Compensation and HR Committee and management supported introduction of the new performance share awards to further align executive performance with shareholder interests.

The following table sets forth information on the target LTI award made to the NEOs for 2016. This includes Cash LTI awards, performance-based share awards (“PSA”), and time-vested restricted stock awards (“RSA”).  The range of potential Cash LTI payouts under the 2016 LTI is based 100% on a pre-determined performance goal for the relative 3-year TSR for the performance period from January 1, 2016 through December 31, 2018. Once a defined threshold level of performance is achieved, payouts can vary from 50% of the target for a baseline level of acceptable performance to a maximum payout of 150% of the target, which is paid only for exceptional performance. Payouts will be interpolated between these points.

PSAs will vest based on the achievement of two pre-determined performance goals: 3-year cumulative EPS and average annualized reported ROAE, for the performance period from January 1, 2016 through December 31, 2018, each weighted equally. During March 2016, the Compensation and HR Committee approved threshold, target and maximum opportunities based on consultation with the independent compensation consulting firm for the Cash LTI and PSAs.  Target performance for each component represents our budget performance, threshold payout level (50% of the target) represents a baseline level of acceptable performance to receive any award and maximum payout (150% of the target) represents exceptional performance. Performance in between these levels will be interpolated. Please refer to the Appendix within this Proxy for a discussion of the computation of Cumulative Core EPS.

	Performance-based		Time-vested
Name	Cash LTI	PSA	Number of Shares of RSA (#)	Grant Date Fair Value of RSAs ($)(1)
Vincent F. Palagiano(2)	$471,250	-	-	-
Kenneth J. Mahon	82,500	$82,500	9,111	$165,000
Michael Pucella	32,175	32,175	3,553	64,350
Daniel J. Harris(3)	49,375	49,375	5,453	98,750
Timothy B. King	33,345	33,345	3,682	66,690

(1)	Calculated based upon a grant date fair value of $18.11 per award, the closing price of the Common Stock on April 29, 2016.
(2)	Mr. Palagiano’s LTI is paid solely in cash due to his significant Common Stock ownership.
(3)	Mr. Harris resigned effective January 6, 2017 and forfeited his 2016 LTI award.

The Compensation and HR Committee does not have discretion to increase the size of the payout or to award compensation if the goals are not met, but may exercise negative discretion considering the Company’s performance relative to peers and other relevant factors.  PSA’s are awarded as shares of Common Stock in the first quarter of 2019 if the NEO is employed on December 31, 2018. If an NEO’s employment terminates prior to the end of a performance period due to death, disability or retirement, the Company's obligation will be prorated for performance as of the date of termination and paid at the end of the performance period unless the Compensation and HR Committee determines otherwise. The Compensation and HR Committee may provide for immediate payout in the case of death. In the event of a change of control, performance will be assessed through the change of control date and prorated payment made as soon as possible after that date. If the actual performance results cannot be calculated, the target will be used.

Payout Under 2014 – 2016 LTI Program. Our LTI program in 2014 was a cash performance based arrangement that reflected defined performance goals for the 3-year period ended December 31, 2016. Relative TSR reflected 50% of the award, with specific absolute goals split 25% to reward cumulative earnings EPS and ROAE. Performance was assessed in March 2017 and certified by the Compensation and HR Committee for payout in March 2017.  The established performance goals, actual achievement levels and LTI earned for the measurement period are shown in the following table:

Performance Goal	Weight	Threshold	Target	Maximum	Result	Achievement (% of Target)	Weighted Achievement(1)
TSR (percentile rank in peer group) (2)	50%	40th	50th	74th	8th	0%	0%
Cumulative Core EPS (3)	25%	$2.78	$3.09	$3.40	$3.34	140.63%	35.16%
Average Annualized Reported ROAE	25%	6.73%	7.92%	9.10%	9.22%	150.00%	37.50%
TOTAL							72.66%

(1)
The Weighted Achievement is calculated as the Achievement (% of Target) multiplied by the weighting of the respective performance goal in determining the payout amount. In accordance with the plan, TSR was provided a 50% weighting, while Cumulative Core EPS and Average Annualized Reported ROAE were each provided a 25% weighting.  See "Compensation Program Components – Long-term Incentive Plan” for a further discussion of the applicable provisions of the plan.

(2)
The peer group for this LTI component was developed, as of December 31, 2013, by a nationally recognized compensation consulting firm, and consisted of the following: Astoria Financial Corporation, Flushing Financial Corp., Investors Bancorp, Inc., Kearny Financial Corp, Northfield Bancorp, OceanFirst Financial Corporation, Oritani Financial Corp., Provident Financial, Sterling Bancorp, Sun Bancorp, Inc., TrustCo Bank Corp and Valley National Bancorp.

(3)	Please refer to the Appendix within this Proxy for a discussion of the computation of Cumulative Core EPS.

The cash payments made under the 2014 – 2016 LTI Program were as follows:

Name	Weighted Achievement %	Payment Upon Settlement
Vincent F. Palagiano	72.7	$290,630
Kenneth J. Mahon	72.7	87,189
Michael Pucella	72.7	38,508
Daniel J. Harris(1)	72.7	46,864
Timothy B. King	72.7	41,778

(1)	Mr. Harris resigned effective January 6, 2017, however, was entitled to his 2014 LTI award since he completed the performance period.

The Compensation and HR Committee, in its effort to align the program with shareholder interests, weights TSR as 50% of the criteria in determining payouts of the long-term incentives for the NEOs.  Despite the Company’s strong financial performance on an absolute basis and compared to its peer group, in recent periods, its TSR has lagged the same peer groups. Long-term incentive compensation reflected this circumstance, as recent payments to the NEOs have been limited and contain no payments relative to TSR.

Executive Agreements

Employment Agreements with Messrs. Palagiano and Mahon

During 2016, the Bank and the Company maintained employment agreements with Mr. Palagiano and Mr. Mahon that protected both the Company and those individuals in the event of certain separation events.  The Compensation and HR Committee believes the terms of our employment agreements are in line with industry standards and are necessary to maintain a stable management team.  See “Executive Compensation – Agreements with Our Named Executive Officers Upon Termination of Service and Change in Control” for additional information on the agreements.

Retention Agreements with Other NEOs

During 2016, the Bank and the Company maintained Retention Agreements with Messrs. Pucella, Harris and King to secure the executives continued availability and attention to the Bank’s affairs, relieved of distractions arising from the possibility of a change of control. The Retention Agreement with Mr. Harris was terminated upon his resignation on January 6, 2017. The Compensation and HR Committee believes the terms of our retention agreements are in line with industry standards and are necessary to maintain a stable management team.  See “Executive Compensation – Agreements with Our Named Executive Officers Upon Termination of Service and Change in Control” for additional information on the agreements.

Deferred Compensation and Retirement Benefits

Retirement Plan

The Bank maintains the Retirement Plan of Dime Community Bank (the “Retirement Plan”), a noncontributory, tax-qualified defined benefit pension plan for all eligible employees; however, all participant benefits under the Retirement Plan were frozen effective April 1, 2000, and no benefits have been accrued under the Retirement Plan since that date.

401(k) Plan

The Bank maintains the 401(k) Plan, which is a tax-qualified defined contribution plan permitting salaried employees with at least one year of service to make pre-tax salary deferrals under Section 401(k) of the Internal Revenue Code of 1986 (the “Code”). Each participant receives a fully vested contribution of 3% of “covered compensation” as defined in the 401(k) Plan, up to applicable Internal Revenue Service (“IRS”) limits. The 3% contribution was required through 2006, after which it became discretionary.

Effective January 1, 2017, the eligibility rules of the 401(k) Plan were amended to permit salaried and part-time employees with at least one month of service to participate in the plan. Upon eligibility, 3% of pre-tax salary is automatically deferred unless the employee elects a different contribution percentage.

ESOP

The Company maintains a tax-qualified employee stock ownership plan ("ESOP") for the benefit of eligible employees. The ESOP enables employees to acquire an ownership interest in the Company and accumulate additional retirement benefits. All of the Company’s and Bank’s salaried employees are eligible to become participants in the ESOP after one year of employment. The Company intends to merge the ESOP into the 401(k) Plan during 2017. Please refer to Note 13 of the Company's financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2016 for information on the ESOP.

BMP

The BMP is a non-qualified deferred compensation plan that provides our NEOs with supplemental retirement benefits.  We believe the benefits provided through the BMP reflect competitive practices for similarly situated officers employed by our peers whose tax-qualified retirement benefits are limited by the Code.  The Compensation and HR Committee reviews the BMP design periodically with due consideration given to prevailing market practice, overall executive compensation philosophy and cost to the Company.   See “Executive Compensation – Pension Benefits” for information on the terms of the BMP. Our NEOs and certain other officers are eligible to participate in the BMP, as described on page 35 of this proxy.  Currently all of our NEOs participate in the BMP.

Perquisites

The Compensation and HR Committee believes that perquisites should be limited in scope and have a business-related purpose. The Committee periodically reviews perquisites to ensure alignment with the desired philosophy.  The Committee approves specific perquisites or benefits for individuals based on the needs of the position.

In 2016, perquisites for all of the NEOs included an automobile allowance and tax preparation fees which, are represented under “Executive Compensation – Summary Compensation Table” under Footnote 7.

Role of the Compensation and HR Committee, Management and Consultants/Advisors

Role of the Compensation and HR Committee

The Compensation and HR Committee consists of four independent members of the Board. The Chairman of the Compensation and HR Committee presents a summary of each Committee meeting during the Board meetings. The Committee met four times during the year ended December 31, 2016.

The Compensation and HR Committee's primary responsibilities include the following:
•	Oversees administration of the process for determining the compensation and benefits of officers and employees of the Bank
•	Assists the Board in its oversight of the human resources activities of the Company and its subsidiaries
•	Evaluates the performance of the CEO and executive officers in determination of base salary
•	Evaluates the annual incentive program, based on Corporate and Individual performance components, in determination of cash awards to the CEO and executive officers
•	Evaluates the long-term incentive program, based on the Company’s absolute and relative performance, in determination of cash and equity awards
•	Review and approve all Employee Agreements for executive officers.
•	Recommends Director compensation to the Board
•	Oversees the Company's compliance with all regulations related to executive compensation
•	Review and approve the CD&A

The Committee, with the assistance of management and the compensation consultant, reviews its philosophy and executive compensation programs annually.

Role of Management

In order for the Compensation and HR Committee to make decisions regarding base salary, annual and long-term incentives, and other aspects of the Company’s benefit programs, members of Management and Human Resources (“HR”) are asked to provide input on Corporate objectives and individual performance goals. Input from members of Management and HR are considered to be suggestions and recommendations for the Committee’s consideration.   Management is not present during discussions of their own compensation.

Role of the Compensation Consultant and Advisors

The Compensation and HR Committee utilizes legal counsel and a nationally recognized compensation consulting firm, to assist in performing its duties. The Committee relies on legal counsel to advise on its obligations and rights under applicable corporate, securities and employment laws, to assist in interpreting the Company’s obligations and rights under compensation plans and agreements, and to draft plans and agreements to document business decisions. Mercer (US) Inc. (“Mercer”) served as independent advisor to the Compensation and HR Committee for benchmarking and decisions related to the 2016 compensation program.  At the end of 2016, the Compensation and HR Committee changed its compensation consulting firm to Meridian Compensation Partners LLC (“Meridian”) because it has broader banking industry experience, and also to obtain a more diverse perspective on executive compensation programs. The consulting firm is engaged to annually analyze the Company’s executive pay levels, by each of the four key elements cited and in total, and the Company’s performance.

The Compensation and HR Committee evaluated the independence of both compensation consulting firms as well as legal counsel to assess whether their work raised conflicts of interest under NASDAQ listing standards and SEC rules.  Based on this review, Mercer, Meridian, and legal counsel were all determined to be independent and their work did not raise any conflicts of interest.

Other Policies and Practices

Stock Ownership and Retention Requirement - The Company has a policy that requires Mr. Mahon and, until his retirement on December 31, 2016 required Mr. Palagiano, to own shares of Common Stock with an aggregate value at least equal to 500% of his annual rate of base salary. The policy was amended in December 2016 to require Senior Executive Vice Presidents to own shares of Common Stock with an aggregate value at least equal to 300% of their annual rate of base salary, and increase the requirement for Executive Vice Presidents to own shares of Common Stock with an aggregate value at least equal to 200% (from the previous 100%) of their annual rate of base salary.  Messrs. Pucella, Harris and King were subject to the Executive Vice President requirements. The stock ownership requirement is phased in ratably over five years for newly appointed executive officers.  Shares owned directly and in vested retirement accounts, shares in vested accounts under the Company’s BMP and unvested restricted stock awards count toward this limit.  Unexercised stock options do not count toward this requirement. The following table indicates the stock ownership requirement applicable to each NEO as well as the stock ownership of each as of the Record Date:

Name of NEO(1)	Stock Ownership Requirement (# of Shares)	Stock Ownership Counted Toward Requirement (# of Shares)
Vincent F. Palagiano(2)	181,704	1,121,451
Kenneth J. Mahon	206,767	528,412
Michael Pucella	34,075	156,220
Timothy B. King	35,314	255,686

(1)	Mr. Harris resigned effective January 6, 2017, and is thus no longer subject to stock ownership requirements and is excluded from the table.
(2)	For Mr. Palagiano, the stock ownership requirement listed was as of December 31, 2016 (his final day of employment as the Company's CEO).

The Company's policy further requires that each executive officer who is not in full compliance with the Company’s stock ownership guidelines must retain 100% of the net shares (after taxes and acquisition costs) acquired through stock option exercises and restricted stock vesting until he or she attains full compliance with the ownership guidelines.

Clawback Policy - The Company has adopted a policy permitting it to seek recovery of certain performance-based compensation in the event of a financial restatement due to the Company’s material non-compliance with the financial reporting requirements of the federal securities laws. In the event of such a restatement, performance-based compensation paid during the prior three years will be reviewed to determine if the right to, or amount of, such compensation was based on the achievement of performance goals derived from the financial statements and if so, whether the right to, or amount of, such compensation would be different based on the financial restatement.  If, based on this review, an overpayment has occurred, the Company may require the recipient to repay the excess amount.  This policy applies to the Company’s and Bank’s executive officers.

Restrictions on Hedging and Pledging – Executive officers and Directors of the Company and its subsidiaries are prohibited from: (i) entering into transactions designed to hedge or offset a decrease in the market value of Common Stock; and (ii) pledging, hypothecating, or otherwise encumbering shares of Common Stock as collateral for indebtedness.

Impact of Accounting and Tax Treatment

Section 162(m) – Section 162(m) of the Code imposes a $1,000,000 annual limit per executive officer on the Company’s federal tax deduction for certain types of compensation paid to the NEOs other than the Chief/Principal Financial Officer. It has been the Compensation and HR Committee’s practice to structure the compensation and benefit programs offered to the NEOs with a view to maximizing the tax deductibility of amounts paid. However, in structuring compensation programs and making compensation decisions, the Compensation and HR Committee considers a variety of factors, including the Company’s tax position, the materiality of the payments and tax deductions involved, and the need for flexibility to address unforeseen circumstances. After considering these factors, the Compensation and HR Committee may decide to authorize payments all or part of which would be nondeductible for federal tax purposes. It is anticipated that any compensation for 2016 that is rendered non-deductible by this limit will not have a material effect.  Payments made on account of a change of control under the employment and retention agreements described above might include non-deductible payments.

Sections 4999 and 280G – Section 4999 of the Code imposes a 20% excise tax on certain “excess parachute payments” made to “disqualified individuals.” Under section 280G of the Code, such excess parachute payments are also nondeductible to the Company. If payments that are contingent on a change of control to a disqualified individual (which includes the NEOs) exceed three times the individual’s “base amount,” they constitute “excess parachute payments” to the extent they exceed one time the individual’s base amount.

Pursuant to their Employment Agreements or Retention Agreements, the Company or Bank will reimburse Messrs. Mahon, Pucella,  and King, and previously would have reimbursed Messrs. Palagiano and Harris, for the amount of the excise tax, if any, and make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, Messrs. Palagiano, Mahon, Pucella, Harris, and King each would retain approximately the same net after-tax amounts under the Employment Agreement or Retention Agreement that he would have retained if there was no excise tax. Neither the Bank nor the Company is permitted to claim a federal income tax deduction for the portion of the change of control payment that constitutes an excess parachute payment, the excise tax reimbursement payment or the gross-up payment.

Accounting Considerations – The Compensation and HR Committee is informed of the financial statement implications of the elements of the NEO compensation program. However, the probable contribution of a compensation element to the objectives of the Company’s NEO compensation program and its projected economic cost, which may or may not be reflected on the Company’s financial statements, are the primary drivers of NEO compensation decisions.

Risk Assessment

The Company’s compensation program is designed to mitigate risk by: (1) providing non-performance-based salaries, retirement and fringe benefits that permit executives to pay living expenses and plan for the future without reliance on incentives, (2) incorporating cash incentives to reward current successes, in relation to forecast performance derived from the Capital Plan, and (3) including long-term incentives in the form of RSAs, performance-based shares and cash, as well as maintaining stock ownership and retention requirements, to sustain focus on long-term shareholder value.  The Compensation and HR Committee exercises substantial discretion in awarding annual incentives, including a retrospective assessment of management’s performance in light of prevailing business conditions, to discourage excessive focus on formulaic goals.  This retrospective assessment includes, in addition to financial measures, consideration of indicators of business prudence such as credit quality and capital ratios.   Management stock ownership and retention requirements and equity-based retirement benefits provided through the Company’s tax-qualified ESOP and related BMP assure that management retains a significant financial interest in the long-term performance of the Common Stock, and sensitivity to the potential long-term effects of short-term business strategies, throughout their tenure with the Company.  The Company believes these features recognize a balance between the need to accept risk exposure in the successful operation of its business and the need to identify and prudently manage such risks.

 In addition to assisting with the competitive review of executive compensation, a nationally recognized compensation consulting firm has been engaged to assist the Compensation and HR Committee in conducting a risk review of the Company’s incentive compensation programs.  Based upon its review, the compensation consultant indicated its belief that the incentive plans place a proper balance of reinforcing performance while not encouraging inappropriate risk taking behavior.

Compensation and HR Committee Report

The Compensation and HR Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management; and

Based on the review and discussions, the Compensation and HR Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A for the 2017 Annual Meeting of Shareholders.

COMPENSATION AND HR COMMITTEE OF DIME COMMUNITY BANCSHARES, INC.

Omer S. J. Williams, Chair
Anthony Bergamo, Member
Steven D. Cohn, Member
Kathleen M. Nelson, Member

Compensation and HR Committee Interlocks and Insider Participation

There are no interlocks, as defined under the rules and regulations of the SEC, between the Company and the current members of the Compensation and HR Committee and corporations with respect to which they are affiliated, or otherwise.

EXECUTIVE COMPENSATION

The following table provides information about the compensation paid for services rendered in all capacities by the NEOs for the year ending December 31, 2016. Included in 2016 “All Other Compensation” is the final one-time allocation of ESOP surplus shares following the full prepayment of the outstanding ESOP loan balance. See Note 7(a) to this table for additional detail.

Summary Compensation Table

			Equity Incentive Plan Awards		Non-Equity Incentive Plan Compensation(4)
Name and Principal Positions	Year	Salary(1)	Performance- based Stock Awards(2)	Time- Vesting Restricted Stock Awards(3)	Annual Incentive Award	Long- Term Cash Incentive Award	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)(6)	All Other Compensation (7)(8)	Total	Total Excluding the Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)

Vincent F. Palagiano, Chairman of the Board and CEO(9)	2016	$725,000	$—	$—	$349,240	$714,380	$503,583	$672,467	$2,964,670	$2,461,087
	2015	725,000	—	—	345,000	335,475	279,559	791,511	2,476,545	2,196,986
	2014	710,000	—	—	388,500	335,475	1,571,906	718,441	3,724,322	2,152,416

Kenneth J. Mahon President and COO(10)	2016	550,000	82,500	165,000	264,941	87,189	36,929	581,767	1,768,326	1,731,397
	2015	500,000	—	125,000	219,000	70,200	—	404,016	1,318,216	1,318,216
	2014	450,400	—	120,000	238,500	70,200	271,459	382,520	1,533,079	1,261,620

Michael Pucella EVP and CAO	2016	330,000	32,175	64,350	140,000	38,508	25,157	480,577	1,110,767	1,085,610
	2015	316,725	—	61,761	120,000	43,875	—	63,171	605,532	605,532
	2014	307,500	—	53,000	140,000	43,875	140,162	60,451	744,988	604,826

Daniel J. Harris EVP and CLO(11)	2016	395,000	49,375	98,750	100,000	46,864	—	127,769	817,758	817,758
	2015	355,788	—	74,715	145,000	53,078	—	66,129	694,710	694,710
	2014	345,425	—	64,500	140,000	53,078	—	63,022	666,025	666,025

Timothy B. King EVP and CRIO(12)	2016	342,000	33,345	66,690	120,000	41,778	22,318	532,885	1,159,016	1,136,698

(1)	Salary represents amount earned for the fiscal year, whether or not actually paid during such year.
(2)
The amounts reported are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Awards consist of performance-based stock awards which vest based on the achievement of certain performance criteria. The performance-based awards assume the probable outcome of performance conditions for the targeted potential value of the award.  For valuation and discussion of the assumptions related to these awards, see Note 15 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K. Based on the fair value at grant date, the following are the maximum potential values of the performance shares for the 2016 – 2018 performance period assuming maximum level of performance is achieved:  Mr. Mahon, $123,750; Mr. Pucella, $48,263; Mr. King, $50,018. Mr. Harris’ would have been $74,063 if he did not forfeit his award due to his resignation on January 6, 2017.

(3)
The amounts reported are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Awards consist of restricted stock which vests ratably over four years. For valuation and discussion of the assumptions related to these awards, see Note 15 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K. The disclosed amounts do not reflect the value of dividends paid on unvested restricted stock, which is included in the Summary Compensation Table under the caption "All Other Compensation."

(4)
Amount represents cash payments made to the NEO under the Cash LTI or the AIP in the respective year.  Please refer to "Compensation Discussion and Analysis – Compensation Program Components –  Long-Term Incentive Program" for the determination of the LTI payout shown for 2016, and "Compensation and Discussion Analysis – Compensation Program Components Short-term Incentive Plan” for the determination of the AIP payout shown for 2016.

(5)
Includes for each NEO: (a) the increase (if any) for the fiscal year in the present value of the individual's accrued benefit (whether or not vested) under the Retirement Plan and BMP calculated by comparing the present value of each individual's accrued benefit under both such plans in accordance with FASB ASC Topic 715 ("ASC Topic 715") as of the plan's measurement date in such fiscal year to the present value of the individual's accrued benefit as of the plan's measurement date in the prior fiscal year, plus (b) the amount of interest accrued on defined contribution deferred compensation balances at a rate in excess of 120% of the applicable federal long-term rate under section 1274(d) of the Code. There were no “above-market earnings” associated with these amounts.

(6)
The Company does not regard amounts reported for 2016 under the caption “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table as recurring compensation. All of the Company’s defined benefit plans have been frozen to future benefits since 2000. The compensation amount associated with Change in Pension Value and Nonqualified Deferred Compensation Earnings therefore results solely from the application of different actuarial valuation assumptions during each period. The 2016 earnings amounts shown in the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” resulted from reductions in the statutory discount rate assumption of 16 basis points for the Retirement Plan valuation and 8 basis points for the BMP valuation, as well as the Society of Actuaries’ recent issuance of new mortality tables projecting longer life expectancies. The amounts in the column entitled “Total Excluding the Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent total compensation excluding the amounts listed in the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(7)
The NEOs participate in certain group life, health, and disability insurance and medical reimbursement plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms and operation.  For 2016, the figure shown for each NEO includes the following items exceeding $10,000 in value:

Name	Life Insurance Premiums	Automobile	401(k) Plan Employer Cash Contribution	ESOP Allocation (a)	BMP (b)	Other(c)	Total
Vincent F. Palagiano	$85,061	$18,119	$7,950	$478,762	$81,235	$1,340	$672,467
Kenneth J. Mahon	14,794	17,015	7,950	478,762	50,803	12,443	581,767
Michael Pucella	1,206	12,000	7,950	432,994	19,940	6,487	480,577
Daniel J. Harris	854	12,000	7,950	71,496	28,750	6,719	127,769
Timothy B. King	833	12,000	7,950	484,229	21,114	6,759	532,885

(a)
Amount represents both the annual ESOP allocation as well as the final one-time allocation of surplus shares following the full prepayment of the outstanding ESOP loan balance. The value of the final ESOP allocation to each NEO was as follows: Palagiano - $460,612; Mahon - $460,612; Pucella - $414,844; Harris - $53,345; and King - $466,079. The value was determined based upon the $20.10 closing price of the Common Stock on the last trading day of 2016.  (See Notes 1 and 13 to the audited consolidated financial statements in the Company's 2016 Annual Report on Form 10-K, which discuss the manner in which ESOP expense is recognized).

(b)
Amount represents BMP benefits earned during the year ended December 31, 2016 associated with the 401(k) Plan and ESOP.  For 2016, the ESOP component was determined based upon the $20.10 closing price of the Common Stock on the last trading day of 2016.

(c)
Amount represents dividends paid on unvested restricted stock awards during 2016 for Messrs. Mahon, Pucella, Harris and King, and tax preparation services for Messrs. Palagiano, Mahon, Pucella and King.

(8)
Included in this amount for Messrs. Palagiano and Mahon for the 2015 and 2014 years are amounts from the amendment of the terms of their Employment Agreements (“BMP Annual Service Credits”). The terms of amended Employment Agreements with Messrs. Palagiano (until his December 31, 2016 retirement as CEO) and Mahon include computing bonus-related severance payments with reference to recent historical bonuses, a severance compensation multiple of three years of annual compensation, and  a “double trigger” requiring either termination without cause or resignation with good reason. At the time the Employment Agreements were amended in 2010, the estimated value under a change of control (plus discharge) aggregated $29.1 million, pre-tax.  The Employment Agreements constitute contracts between the Company and the executives.  In order to be binding upon the executives, any amendments require that the executives receive adequate consideration in return for the modifications. The Board offered $4.4 million, in the aggregate, to the two executives, to be earned over a 5-year period beginning with the year ended December 31, 2011, under defined conditions, including that of providing continuing services to the Company over the earn-out period.  In February 2011, the executives agreed to the changes, and the initial BMP Annual Service Credit installment was made to the BMP.  Although the Company undertook the entire contractual obligation for the BMP Annual Service Credits in 2011, SEC reporting rules require that they be reported in the Summary Compensation Table ratably as they are credited to the executives’ BMP accounts. The BMP Annual Service Credits, which total $1.4 million annually on a pre-tax basis, are not considered “performance based” compensation.  However, by amending the Employment Agreements, the Company reduced the maximum potential payment obligation of the two Employment Agreements by an estimated $17.6 million at the time of the amendments. The final BMP Annual Service Credit was made in 2015.

(9)
Mr. Palagiano retired as CEO effective December 31, 2016, retaining only the title of Chairman of the Board. The 2016 Long-Term Cash Incentive Award amount for Mr. Palagiano includes the early settlement, due to his retirement, of awards granted to him in 2015 and 2016.

(10)	Mr. Mahon was appointed as our CEO effective January 1, 2017, following Mr. Palagiano’s retirement as an employee of Dime.
(11)	Mr. Harris resigned effective January 6, 2017, however, qualifies as an NEO.
(12)	Mr. King’s summary compensation is presented only for the years in which he was an NEO.

Grants of Plan-based Awards for Fiscal Year 2016

The following table sets forth information regarding plan-based awards granted to the NEOs during the last fiscal year.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Time-vested Restricted Stock Awards
Executive	Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares	Grant Date Fair Value of Awards(3)
Vincent F. Palagiano(4)	Cash	3/24/2016	$235,625	$471,250	$706,875	-	-	-	-	-
Kenneth J. Mahon	Cash	3/24/2016	41,250	82,500	123,750	-	-	-	-	-
	PSA	3/24/2016	-	-	-	2,378	4,756	7,132	-	-
	RSA	4/26/2016	-	-	-	-	-	-	9,111	$165,000
Michael Pucella	Cash	3/24/2016	16,088	32,175	48,263	-	-	-	-	-
	PSA	3/24/2016	-	-	-	928	1,854	2,782	-	-
	RSA	4/26/2016	-	-	-	-	-	-	3,553	64,350
Daniel J. Harris(5)	Cash	3/24/2016	24,688	49,375	74,063	-	-	-	-	-
	PSA	3/24/2016	-	-	-	1,422	2,846	3,314	-	-
	RSA	4/26/2016	-	-	-	-	-	-	5,453	98,750
Timothy B. King	Cash	3/24/2016	16,673	33,345	50,018	-	-	-	-	-
	PSA	3/24/2016	-	-	-	960	1,922	2,882	-	-
	RSA	4/26/2016	-	-	-	-	-	-	3,682	66,690

(1)
The information in these columns reflects the range of potential cash payouts under the 2016 Cash LTI. Actual amounts earned by each NEO are based 100% on a pre-determined performance goal for the relative 3-year TSR for the performance period from January 1, 2016 through December 31, 2018. NEOs can earn either a target payout which is paid for performance at expectation, a threshold payout level (50% of the target), which is paid for a baseline level of acceptable performance to receive any award, or a maximum payout (150% of the target) which is paid for exceptional performance.

(2)
The information in these columns reflects the range of possible awards for vesting of PSA. The awards will vest based on the achievement of two pre-determined performance goals: 3-year Cumulative Core EPS and average annualized reported ROAE, for the performance period from January 1, 2016 through December 31, 2018. During March 2016, the Compensation and HR Committee approved threshold, target and maximum opportunities based on consultation with the independent compensation consulting firm.  Target performance represents our budget performance, threshold payout level (50% of the target) represents a baseline level of acceptable performance to receive any award and maximum payout (150% of the target) represents exceptional performance. Please refer to the Appendix within this Proxy for a discussion of the computation of Cumulative Core EPS.

(3)
The amounts in this column reflect the aggregate grant date fair value of the awards, using $18.11, the closing price of the Common Stock on the grant date. See “Grant of Plan-Based Awards Table” for additional information on the restricted stock award grants.

(4)
Mr. Palagiano’s LTI is paid solely in cash due to his significant Common Stock ownership. The 2016 Cash LTI award for Mr. Palagiano was settled on a pro-rata basis, due to his retirement as CEO effective December 31, 2016.

(5)	Mr. Harris resigned effective January 6, 2017 and forfeited his 2016 LTI award.

2004 Stock Incentive Plan.  The Company's Board of Directors has adopted the 2004 Stock Incentive Plan, which was approved by the Company's shareholders at their annual meeting held in 2004. Future awards under the plan were terminated upon reaching its tenth anniversary in 2014.  The Compensation and HR Committee of the Board of Directors administered the 2004 Stock Incentive Plan and authorized all equity grants.  All equity grants under the 2004 Stock Incentive Plan fully vest in the event of a change in control.  Options granted under the 2004 Stock Incentive Plan are intended to qualify as “incentive stock options” under Section 422 of the Code. On April 30, 2012, a grant of restricted stock awards was made to NEOs as follows: Mr. Mahon – 6,753 shares; Mr. Pucella – 4,221 shares; Mr. Harris – 5,106 shares; and Mr. King – 4,432 shares.  25% of these awards vested on May 1, 2013, 2014, 2015, and 2016 respectively.  On April 30, 2013, a grant of restricted stock awards was made to NEOs as follows: Mr. Mahon – 6,559 shares; Mr. Pucella – 4,100 shares; Mr. Harris – 4,959 shares; and Mr. King – 4,304 shares. 25% of these awards vested on May 1, 2014, 2015, and 2016 respectively, with the remaining shares vesting on May 1, 2017.

2013 Equity and Incentive Plan.  The 2013 Equity and Incentive Plan was adopted by the Company’s Board of Directors and subsequently approved by the Company’s shareholders at their annual meeting held in 2013.  The 2013 Equity and Incentive Plan provides the Company with the flexibility to make equity compensation available to Outside Directors, officers (including the CEO) and other employees of the Company or its subsidiaries, and to continue to offer cash-based incentive compensation in a tax-efficient manner to officers (including the CEO) and employees.  As of the Record Date, up to 783,166 shares of Common Stock remained eligible for award grants to either to Directors, NEOs or other officers of the Company under the 2013 Equity and Incentive Plan.

On April 30, 2014, a grant of restricted stock awards was made to NEOs as follows: Mr. Mahon – 7,362 shares; Mr. Pucella – 3,252 shares; Mr. Harris – 3,957 shares; and Mr. King – 3,528 shares.  25% of these awards vested on May 1, 2015 and 2016, respectively, with the remaining shares vesting in equal annual installments on May 1, 2017 and 2018. On April 30, 2015, a grant of restricted stock awards was made to NEOs as follows: Mr. Mahon – 7,852 shares; Mr. Pucella – 3,879 shares; Mr. Harris – 4,693 shares; and Mr. King – 4,073 shares. 25% of these awards vested on May 1, 2016, with the remaining shares vesting in equal annual installments on May 1, 2017, 2018, and 2019.  On March 24, 2016, PSAs assuming target performance were granted to NEOs as follows: Mr. Mahon – 2,378 shares; Mr. Pucella – 928 shares; Mr. Harris – 1,422 shares, and Mr. King – 960 shares. These shares vest based upon the achievement of specific goals during the performance period, ending December 31, 2018. On April 29, 2016, a grant of restricted stock awards was made to NEOs as follows: Mr. Mahon – 9,111 shares; Mr. Pucella – 3,553 shares; Mr. Harris – 5,453 shares; and Mr. King – 3,682 shares. These shares vest in equal annual installments on May 1, 2017, 2018, 2019 and 2020, respectively.

Outstanding Equity Awards at 2016 Fiscal Year End

							Stock Awards
		Option Awards					Restricted Stock		Performance Shares
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Number of Shares of Stock That Have Not Vested (#)(4)	Market Value of Shares of Stock That Have Not Vested ($)(2)
Vincent F. Palagiano	5/1/2007	112	-	-	$13.74	5/1/2017	-	-	-	-
Kenneth J. Mahon	7/31/2008	11,706	-	-	16.73	7/31/2018	-	-	-	-
	4/30/2010	3,044	-	-	12.75	4/30/2020	-	-	-	-
	4/29/2011	9,709	-	-	15.46	4/29/2021	-	-	-	-
	4/29/2013	-	-	-	-	-	1,640	$32,964	-	-
	4/30/2014	-	-	-	-	-	3,682	74,008	-	-
	4/30/2015	-	-	-	-	-	5,889	118,369	-	-
	3/24/2016	-	-	-	-	-	-	-	4,756	$95,596
	4/29/2016	-	-	-	-	-	9,111	183,131	-	-
Michael Pucella	4/29/2013	-	-	-	-	-	1,025	$20,603	-	-
	4/30/2014	-	-	-	-	-	1,626	65,683	-	-
	4/30/2015	-	-	-	-	-	2,910	58,491	-	-
	3/24/2016	-	-	-	-	-	-	-	1,854	37,265
	4/29/2016	-	-	-	-	-	3,553	71,415	-	-
Daniel J. Harris(3)	4/29/2013	-	-	-	-	-	1,240	$24,924	-	-
	4/30/2014	-	-	-	-	-	1,979	39,778	-	-
	4/30/2015	-	-	-	-	-	3,520	70,752	-	-
	3/24/2016	-	-	-	-	-	-	-	2,846	57,205
	4/29/2016	-	-	-	-	-	5,453	109,605	-	-
Timothy B. King	4/29/2013	-	-	-	-	-	1,076	21,628	-	-
	4/30/2014	-	-	-	-	-	1,764	35,456	-	-
	4/30/2015	-	-	-	-	-	3,055	61,406	-	-
	3/24/2016	-	-	-	-	-	-	-	1,922	38,632
	4/29/2016	-	-	-	-	-	3,682	74,008	-	-

(1)
Please refer to the sections titled "2004 Stock Incentive Plan" and "2013 Equity and Incentive Plan" commencing on page 33 for a detailed discussion of the expiration and vesting dates for each of the unexercisable options and unvested restricted stock awards.

(2)	Market value is calculated on the basis of $20.10 per share, the closing sale price of the Common Stock on the Nasdaq Stock Market on the final trading day of 2016.
(3)	Mr. Harris resigned effective January 6, 2017 and forfeited his remaining unvested stock awards.
(4)
These shares are subject to vesting based upon the achievement of specific goals. The amounts shown assume the target level of performance is achieved. The actual award, if any, will be determined as of December 31, 2018 based on the performance from 2016 to 2018.

Option Exercises and Stock Vested for Fiscal Year 2016

The following table sets forth the stock awards that vested for, and the option awards that were exercised by, the NEOs during the last fiscal year:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Vincent F. Palagiano	149,888	$528,719	—	—
Kenneth J. Mahon	—	—	7,132	$129,161
Michael Pucella	20,164	79,543	3,863	69,959
Daniel J. Harris	14,134	30,765	4,679	84,797
Timothy B. King	5,453	16,850	4,084	73,961

(1)
All option exercise transactions involving NEOs during 2016, except for 29,000 stock options of the total 149,888 exercised by Mr. Palagiano, consisted of the simultaneous issuance and sale of an equivalent number of shares of Common Stock to the options exercised.  Value realized in the table above is calculated as the difference between the aggregate value received on the simultaneous sale of the underlying shares (net of applicable fees and brokerage commissions) and the aggregate exercise cost of the applicable options on the respective dates of exercise.

(2)
Amount calculated on the basis of $18.11 per share (the closing price for a share of Common Stock on the Nasdaq Stock Market on May 1, 2016) for various grants to the NEOs which contractually vested on that date.

Pension Benefits

Retirement Plan.  The Bank maintains the Retirement Plan, a non-contributory, tax-qualified defined benefit pension plan for eligible employees. All salaried employees at least age 21 who have completed a minimum of one year of service are eligible to participate in the Retirement Plan. The Retirement Plan provides each participant, including Messrs. Palagiano, Mahon, Pucella and King, a benefit equal to 2% of the participant's average annual earnings multiplied by the participant's years (and any fraction thereof) of eligible employment (up to a maximum of 30 years). Such benefit is not reduced by a Social Security offset. A participant is fully vested in his or her benefit under the Retirement Plan after five years of service. The Retirement Plan is funded by the Bank on an actuarial basis and all assets are held in trust by the Retirement Plan trustee. Effective April 1, 2000, all participant benefits under the Retirement Plan were frozen, and no benefits have been accrued under the Retirement Plan since that date.

BMP.  The Bank maintains the BMP, which provides eligible employees with benefits that would be due under the Retirement Plan, ESOP and 401(k) Plan, if such benefits were not limited under the Code. Retirement Plan benefit accruals were frozen effective April 1, 2000, thus eliminating related benefit accruals under the BMP. However, the present value of such benefits continues to increase as the participating NEOs approach normal retirement age. Messrs. Palagiano, Mahon, Pucella, and King participated in the BMP in 2016.

The following table sets forth information regarding pension benefits accrued by the NEOs as of December 31, 2016 under our Retirement Plan and BMP.  Our BMP is a non-qualified deferred compensation plan with both a defined benefit and defined contribution component.  The defined benefit component noted in this table reflects BMP Annual Service Credits to Messrs. Palagiano and Mahon of $581,155 and $293,027, respectively, for each year from 2011 through 2015. Mr. Harris was not eligible to participate in the plans, and has been excluded from the table.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year($)(2)
Vincent F. Palagiano	Retirement Plan	29.6	$2,067,564	$185,166
	BMP (Defined Benefit Portion)	29.6	5,697,615	—
Kenneth J. Mahon	Retirement Plan	19.7	925,409	—
	BMP (Defined Benefit Portion)	19.7	263,561	—
Michael Pucella	Retirement Plan	18.9	586,530	—
	BMP (Defined Benefit Portion)	18.9	—	—
Timothy B. King	Retirement Plan	16.5	444,686	—
	BMP (Defined Benefit Portion)	16.5	—	—

(1)
The figures shown are determined as of the plan's measurement date during 2016 under accounting principles generally accepted in the U.S. (“U.S. GAAP”), as disclosed in Notes 1 and 15 to the Company's audited consolidated financial statements included in the Company's 2016 Annual Report on Form 10-K.  The discount rate and other assumptions used for this purpose are discussed in Note 15 to the audited consolidated financial statements included in the Company's 2016 Annual Report on Form 10-K.  The assumed mortality rates were as follows:  Mr. Palagiano, 2.47%, Mr. Mahon, 0.87%, Mr. Pucella, 0.67% and Mr. King, 0.47%.

(2)
The Retirement Plan, which is a 403(b) Plan, requires that participants receive distributions from the plan in the year following when the participant turns 75. Mr. Palagiano turned 75 in 2015, and began receiving distributions in 2016.

Non-Qualified Deferred Compensation

The following table shows the 2016 activity for each of our NEOs, as well as their defined contribution account balances in our BMP. The defined contribution component noted in this table reflects the supplemental retirement benefit each NEO received due to the compensation limitations imposed by the Code on benefits provided under tax-qualified plans, such as our ESOP, 401(k) Plan and Retirement Plan.   Effective April 1, 2000, Retirement Plan benefit accruals were frozen, thus eliminating related benefit accruals under the BMP.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year($)(1)	Aggregate Earnings in Last Fiscal Year($)(2)	Aggregate Withdrawals/ Distributions($)(3)	Aggregate Balance at Last Fiscal Year End ($)(1)
Vincent F. Palagiano	-	$81,235	$875,067	$196,639	$11,549,403
Kenneth J. Mahon	-	50,803	342,752	74,426	4,806,464
Michael Pucella	-	19,940	112,145	27,266	1,200,967
Daniel J. Harris	-	28,750	12,975	2,696	173,840
Timothy B. King	-	21,114	111,664	27,147	1,202,114

(1)	Company contributions in the last fiscal year and aggregate balance at last fiscal year end both reflect compensation items recognized in 2016 in the Summary Compensation Table.
(2)	Earnings did not accrue at above-market or preferential rates. These numbers are not reflected in the Summary Compensation Table.
(3)	Amount represents pass through dividends on shares of Common Stock held in the ESOP component of the BMP.

Potential Payments to Our Named Executive Officers Upon Termination of Service or Change in Control

The following table provides an estimate of the value of NEO termination and change of control benefits, assuming termination of employment or a change in control occurred on December 31, 2016: Tax-qualified benefits payable under the Pension Plan, the 401(k) Plan, ESOP and vested balances under our non-qualified, deferred compensation plans are not included in this table. Our NEOs receive only earned and vested compensation and benefits as of their termination date upon voluntary termination of service. Mr. Harris voluntarily terminated his employment with the Bank on January 6, 2017 and therefore is not included in the table below.

The payments to our NEOs are governed by various agreements and arrangements described in the footnotes to the table. The timing of the payments described below to the NEOs may also be subject to Section 409A of the Code which may delay payment.

	Vincent F. Palagiano(11)	Kenneth J. Mahon	Michael Pucella	Timothy B. King
Death
Death Benefit(1)	$2,175,000	$1,650,000	$-	$-
Restricted Stock Award(7)	-	155,212	74,290	78,310
Performance-based Stock Award(8)	-	9,167	3,575	3,705
Cash LTI Award(9)	398,218	104,733	49,135	51,457

Disability
Disability Benefit(2)	2,175,000	$1,650,000	-	-
Restricted Stock Award(7)	-	155,212	74,290	78,310
Performance-based Stock Award(8)	-	9,167	3,575	3,705
Cash LTI Award(9)	398,218	104,733	49,135	51,457

Discharge without Cause or Resignation with Good Reason – No Change in Control
Severance Pay(3)	1,988,218	1,508,303	-	-
Cash Incentive Bonus(4)	997,260	728,631	-	-
Health and Welfare Benefits(5)	55,957	55,957	-	-
401(k) Payment(6)	88,859	63,667	-	-
Restricted Stock Award(7)	-	155,212	74,290	78,310
Performance-based Stock Award(8)	-	9,167	3,575	3,705
Cash LTI Award(9)	398,218	104,733	49,135	51,457

Discharge without Cause or Resignation with Good Reason – Change in Control Related
Severance Pay(3)	2,108,479	1,599,536	984,301	1,021,767
Cash Incentive Bonus(4)	1,057,582	772,708	420,000	432,629
Health and Welfare Benefits(5)	55,957	55,957	76,153	91,659
401(k) Payment(6)	94,078	67,406	41,461	42,504
Restricted Stock Award(7)	-	408,472	183,191	192,498
Performance-based Stock Award(8)	-	27,500	10,725	11,115
Cash LTI Award(9)	398,218	104,733	49,135	51,457
Tax Indemnification Payment10)	-	-	-	-

Change in Control – No Termination of Employment
Restricted Stock Award(7)	-	155,212	74,290	78,310
Performance-based Stock Award(8)	-	9,167	3,575	3,705
Cash LTI Award(9)	398,218	104,733	49,135	51,457
Tax Indemnification Payment10)	-	-	-	-

(1)
On termination by reason of death, the Employment Agreement provides for: (i) payment of earned but unpaid salary, (ii) benefits to which the executive is entitled as a former employee, (iii) payment for all unused vacation days and floating holidays in the year of termination at the highest rate of annual salary for such year, and (iv) a death benefit, payable to the beneficiaries of the executive through life insurance or otherwise.  The death benefit, payable within 30 days of death, is the equivalent on a net after-tax basis of the benefit payable under a term life insurance policy with a stated face value of three times the executive’s then annual base salary.  The Retention Agreements provide no severance benefits on termination by reason of death, except for (a) earned but unpaid salary, and (b) benefits to which such executive is entitled as a former employee.

(2)
On termination by reason of disability, the Employment Agreement provides for: (i) payment of earned but unpaid salary, (ii) benefits to which the executive is entitled as a former employee, (iii) payment for all unused vacation days and floating holidays in the year of termination at the highest rate of annual salary for such year, and (iv) a disability benefit equal to three times the executive’s then annual base salary, payable in a lump sum within thirty days after termination.  The Retention Agreements provide no severance benefits on termination by reason of disability.

(3)
In the event of a termination without cause or a resignation with good reason, the Employment Agreements provide for a lump sum salary severance payment in an amount equal to the present value of the salary that the executive would have earned if he had worked for the Company during the remaining unexpired employment period at the highest annual rate of salary (assuming, if a change in control has occurred, that annual 6% salary increases would apply from the time of the change in control).  The present value of this payment is to be determined using a discount rate of six percent (6%) per year, compounded with the frequency corresponding to the Company’s regular payroll periods with respect to its officers.  In the event of a termination without cause or resignation with good reason, in either event during the assurance period immediately following a change in control (or within three months prior to and in connection with a change in control), the Retention Agreements provide for a lump sum payment in an amount equal to the present value of the salary that the executive would have earned if he had continued working for the Bank during the remaining unexpired assurance period at the highest annual rate of salary achieved during the executive's period of actual employment with the Bank.  The present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Code, compounded using the compounding periods corresponding to the Bank’s regular payroll periods for its officers.  The assurance period for Messrs. Pucella and King is three years. In the event that the employee is a “specified employee” within the meaning of Section 409A of the Code, then, if necessary to comply with Section 409A, payments will be delayed and paid on the first day of the seventh month following separation from service, with any such delayed payments for Messrs. Mahon, Pucella, and King to be held in a grantor trust which satisfies the requirements of Revenue Procedure 92-65 until such date of payment.

(4)
In the event of a termination without cause or a resignation with good reason, the Employment Agreements provide for a lump sum severance payment related to the annual cash incentive award in an amount equal to the lump sum salary severance described in footnote (3) above, multiplied by the greater of (i) the target annual cash incentive bonus award (expressed as a percentage of salary) in effect at the time of termination, or (ii) the average of the actual annual cash incentive bonus payments (expressed as a percentage of salary) earned for the most recent three years.  In the event of a termination without cause or resignation with good reason, in either event during the assurance period immediately following a change in control (or within three months prior to and in connection with a change in control), the Retention Agreements provide for a lump sum payment equal to the amount of incentives the executive would have received under all cash bonus or annual incentive compensation plans maintained by, or covering employees of, the Bank, if he had continued working for the Bank and had earned the maximum bonus or incentive award in each calendar year that ends during the remaining unexpired assurance period. For Messrs. Pucella, and King, these annual cash incentive bonus payments are to be equal to the product of:  (a) the maximum percentage rate at which an award was ever available to him under such incentive compensation plan, multiplied by (b) the salary that would have been paid to him during each such calendar year at the highest annual rate of salary achieved. The assurance period for Messrs. Pucella, and King is three years. In the event that the employee is a “specified employee” within the meaning of Section 409A of the Code, then, if necessary to comply with Section 409A, payments will be delayed and paid on the first day of the seventh month following separation from service, with any such delayed payments for Messrs. Mahon, Pucella and King to be held in a grantor trust which satisfies the requirements of Revenue Procedure 92-65 until such date of payment.

(5)
In the event of a termination without cause or a resignation with good reason, the Employment Agreement provides for continued group life, health (including hospitalization, medical, major medical, and dental), accident and long-term disability insurance benefits, in addition to benefits to which the executive is entitled as a former employee, after taking into account the coverage provided by any subsequent employer.  These continued benefits will be provided if and to the extent necessary to provide the executive and his family and dependents for a period of three years following termination of employment, with coverage identical to, and in any event no less favorable than, the coverage to which they would have been entitled under plans in effect on the date of termination of employment.  If the executive's termination of employment occurs after a change in control, he may elect coverage to which he would be entitled under plans in effect on the date of his termination of employment or during the one-year period ending on the date of such change in control.  These continued benefits will be determined as if the executive had continued working for the Company during the remaining unexpired employment period as defined in the Employment Agreement at the highest annual rate of compensation (assuming, if a change in control has occurred, that annual 6% salary increases would apply from the time of the change in control) under the Employment Agreement.  In the event of a termination without cause or resignation with good reason, in either event during the assurance period immediately following a change in control (or within three months prior to and in connection with a change in control), the Retention Agreements provide for continued group life, health (including hospitalization, medical and major medical), accident and long term disability insurance benefits, in addition to benefits to which the executive is entitled as a former employee, and after taking into account the coverage provided by any subsequent employer.  These continued benefits will be provided if and to the extent necessary to provide the executive, for the remaining unexpired assurance period, with coverage equivalent to the coverage to which such Contract Employee would have been entitled under plans in effect on the date of his termination of employment, or, if his termination of employment occurs after a change of control, under plans in effect upon the change of control, if the benefits are greater.  The continued benefits will be determined as if the Contract Employee had continued working for the Bank during the remaining unexpired assurance period at the highest annual rate of compensation achieved during the Contract Employee’s period of actual employment with the Bank.  The assurance period for Messrs. Pucella and King is three years. Each figure shown represents the present value of continued insurance benefits for a fixed period of three years for the NEOs and assumes no offset for benefits provided by a subsequent employer, calculated on the basis of the assumptions used by the Company in measuring its liability for retiree benefits other than pensions for financial statement purposes under ASC Topic 715.  For more information concerning other major assumptions used for these calculations, please refer to Note 14 to the audited consolidated financial statements included in the Company's 2016 Annual Report on Form 10-K.

(6)
In the event of a termination without cause or a resignation with good reason, the Employment Agreements provide for a lump sum payment in an amount approximately equal to the present value of matching contributions for three years of participation in the 401(k) Plan, and the present value of excess benefits under the BMP that would have been due for three years participation in the 401(k) Plan if such benefits were not limited under the Code (assuming, if a change in control has occurred, that annual 6% salary increases would apply from the time of the change in control).  Each such present value is determined using a discount rate of six percent per annum, compounded with the frequency corresponding to the Company’s regular payroll periods with respect to its officers.  In the event of termination without cause or resignation with good reason during the assurance period immediately following a change in control (or within three months prior to and in connection with a change in control), the Retention Agreements provide for a lump sum payment approximately equal to the present value of matching contributions for participation in the 401(k) Plan during the remaining unexpired assurance period, where such present value is determined using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Code, compounded with the frequency corresponding to the Company’s regular payroll periods with respect to its officers.  The assurance period for Messrs. Pucella and King is three years.

(7)
All restricted stock awards granted prior to January 1, 2014 under the 2004 Stock Incentive Plan fully vest upon a change in control unless they were forfeited prior to such change in control becoming effective.  In addition, for grants made prior to January 1, 2014 under the 2004 Stock Incentive Plan, accelerated vesting occurs on a pro-rated basis for restricted stock awards upon either death or disability (as defined in the plan document) before termination of service with the Company has otherwise occurred and within six months prior to the scheduled vesting date.  All restricted stock awards granted on or after January 1, 2014 under either the 2004 Stock Incentive Plan or the 2013 Equity and Incentive Plan vest upon a change of control with a qualifying termination unless they were forfeited prior to such qualifying termination becoming effective. In addition, for grants made on or after January 1, 2014 under either Plan, accelerated vesting occurs on a pro-rated basis for restricted stock awards in the event of retirement, death or disability. The figures shown reflect the value of those restricted stock awards that would accelerate, calculated based on a per share value of $20.10, which was the closing sale price for a share of Common Stock on December 31, 2016.

(8)
In 2016, each of the NEOs other than Mr. Palagiano was granted PSAs with a performance period ending December 31, 2018.  Descriptions of the award levels and criteria are set forth in the “Compensation Discussion and Analysis – Compensation Program Components – Long-term Incentive Plan.”  Upon a change of control, death, disability or retirement, each amount is pro-rated based on performance through the date of such event.  Since the amount of the performance awards cannot be determined at this time, the estimate has been prepared based on the target opportunities under each award.

(9)
In 2015, each of the NEOs was granted a Cash LTI award with a performance period ending December 31, 2017.  In 2016, each of the NEOs was granted a Cash LTI award with a performance period ending December 31, 2018. Descriptions of the payment levels and criteria are set forth in the “Compensation Discussion and Analysis – Compensation Program Components – Long-term Incentive Plan.”  Upon a change of control, death, disability or retirement, each amount is pro-rated based on performance through the date of such event.  Since the amount of the performance awards cannot be determined at this time, the estimate has been prepared based on the target opportunities under each award.

(10)
Cash and benefits paid to Mr. Mahon under the Employment Agreements and Messrs. Pucella and King under their Retention Agreements, together with payments under other benefit plans following a change of control of the Bank or the Company may constitute "excess parachute payments” under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank.  The Employment Agreements of Messrs. Palagiano and Mahon and the Retention Agreements of Messrs. Pucella and King include a provision indemnifying the executives on an after-tax basis for any excise taxes triggered under Section 4999 of the Code, as well as applicable Federal, State, and employment taxes that apply to the additional amounts paid (“Tax Indemnification Payment”). No Tax Indemnification Payment would have been payable to the NEO had a change of control occurred on December 31, 2016.

(11)
Mr. Palagiano’s Employment Agreement terminated effective upon his December 31, 2016 retirement as Chief Executive Officer, and he is no longer eligible to receive termination or change in control benefits.

Transactions with Certain Related Persons

The Company's Lending Policies Manual which is approved at least annually by the full Board, contains written procedures designed to ensure compliance with all laws related to transactions involving the Company or Bank and any Director, executive officer or their immediate family. The Company's Board of Directors monitors adherence to these policies on an annual basis.

Federal Reserve Board Regulation O requires that all Bank or Company loans or extensions of credit to certain executive officers, as defined in Regulation O ("Regulation O Officers"), and Directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features.  The Bank has in the past made loans or extended credit to Regulation O Officers and also to certain persons related to Regulation O Officers and Directors.  All such loans were: (i) made by the Bank in the ordinary course of business; (ii) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than the normal risk of repayment or present other unfavorable features.  Pursuant to its current written policy, the Bank is prohibited from advancing loans to the NEOs or Directors.  As of the Record Date, the Bank owned one loan that was made to an executive officer other than the NEOs.  This loan fully complied with Regulation O and the Bank’s policy regarding such loans, and, since inception, has not exceeded $120,000.

Section 402 of the Sarbanes-Oxley Act of 2003 ("Sarbanes-Oxley") prohibits the extension of personal loans to Directors and executive officers of issuers (as defined in Sarbanes-Oxley).  The prohibition, however, does not apply to mortgages advanced by an insured depository institution, such as the Bank, that is subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act.

Delaware General Corporate Law ("DGCL") §143 permits a Delaware corporation, such as the Company, to advance a loan to, guarantee the obligation of, or otherwise assist any officer or other employee of the corporation or its subsidiaries, including employees who are directors of the corporation, whenever, in the judgment of the directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation.  The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation.

Pursuant to DGCL §144(a), no contract or transaction between a corporation and its directors or officers, or between a corporation and any other entity in which its directors or officers are directors or officers or have a financial interest, shall be voidable solely for this reason, or solely because the director or officer is present at, or participates in, the meeting of the Board or Committee which authorizes the contract or transaction, or solely because any such director's or officer's votes are counted for such purpose, if: (1) the material facts as to the Director's or officer's relationship to the contract or transaction are disclosed or known to the Board or Committee, and the Board or Committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors may be less than a quorum; (2) the material facts as to the Director's or officer's relationship to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the Board, a Committee or the shareholders.

Under New York State Banking laws, New York State-chartered savings banks such as the Bank are subject to rules regarding insider transactions.  This includes specific types of transactions conducted by insiders, who are defined as: (1) the chairman of the board, president, executive vice president, secretary and treasurer of the Bank; (2) any other officer or employee of the Bank who participates or has authority to participate otherwise than in the capacity of a director of the Bank, in major policy-making functions of the Bank, regardless of whether he or she has an official title or whether his or her title contains a designation of assistant and regardless further, of whether he or she is serving without salary or other compensation; (3) any director of the Bank; and (4) any other person who has direct or indirect control over the voting rights of 10 percent of the shares of any class of voting stocks of the Bank or otherwise controls the management or policies of the Bank.   The term "insider transaction" means any business transaction or series of related transactions by, between or on behalf of the Bank and: (1) an insider of the Bank; (2) a person related to an insider of the Bank; or (3) any other person where the transaction is made in contemplation of such person becoming an insider of the Bank.  Board approval must be received and documented whenever an insider transaction (or aggregate of insider transactions) reaches a specific dollar threshold.

The Company has entered into a three-year consulting agreement with Mr. Devine, which commenced effective January 1, 2016.  For amounts paid to Mr. Devine in 2016 under his consulting agreement, see “Proposal 1 – Election of Directors – Directors’ Compensation.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers and Directors, and persons who own more than 10% of the Common Stock, to file with the SEC reports of ownership and changes in ownership of Common Stock.  Executive officers, Directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.  Based solely on review of the copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that its executive officers, Directors and greater than 10% beneficial owners complied with all applicable filing requirements.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

The Audit Committee of the Board of Directors has appointed the firm of Crowe Horwath LLP to act as the Company's independent auditors (principal accountant) for the year ending December 31, 2017.  A representative of Crowe Horwath LLP is expected to be present at the Annual Meeting, will be provided an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.  No determination has been made as to any action the Audit Committee would take if the shareholders do not ratify the appointment.

Audit Fees

The following table summarizes the aggregate fees either paid or contractually owed by the Company to Crowe Horwath LLP:

	Year Ended December 31,
	2016	2015
Audit Fees (a)	$511,500	$505,100
Audit-Related Fees (b)	90,000	87,000
Tax Fees (c)	81,000	81,000
All Other Fees	-	-
Total	$682,500	$673,100

(a)	Fees for audit services in 2016 and 2015 consisted of:

▪	Audits of the Company’s annual financial statements
▪	Reviews of the Company’s quarterly financial statements
▪	Comfort letters, statutory and regulatory audits, consents and other services related to SEC matters in 2015 only

(b)	Fees for audit-related services in 2016 and 2015 consisted of:
▪	Financial accounting and reporting consultations
▪	Internal control reviews
▪	Employee benefit plan audits

(c)	Fees paid to firms other than Crowe Horwath LLP for tax compliance services totaled $20,426 in 2016 and $39,310 in 2015.

Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, or obtain government approval for amounts to be included in tax filings and consisted of:

i.	Federal, state and local income tax return assistance
ii.	Sales and use, property and other tax return assistance
iii.	Research & Development tax credit documentation and analysis for purposes of filing amended returns
iv.	Requests for technical advice from taxing authorities

There were no tax planning and advice service fees paid for 2016 or 2015.  Tax planning and advice consists of services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.

Pre-Approval Policy

The services performed by the independent auditor in 2016 were pre-approved in accordance with the Audit Committee's pre-approval policy.  Pursuant to the policy, the Audit Committee must pre-approve all audit and permitted non-audit services to be provided by the independent auditor, including the fees and terms thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2017.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is seeking a non-binding advisory vote on the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis, the Company's executive compensation program has been designed to attract, retain and motivate the highest quality executive officers, directly link pay to the Company's performance, and build value for its shareholders.  The Company's executive compensation philosophy is, with the benefit of objective input from an independent consultant, to provide competitive target compensation opportunities with actual amounts earned commensurate with financial performance and the generation of long-term value to shareholders.  The Company believes that the compensation data in this Proxy Statement demonstrates the success of this philosophy.

This proposal, commonly known as a "Say-on-Pay" proposal, gives the Company's shareholders the opportunity to express their views on the compensation provided to the Named Executive Officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis, as well as the tabular and other disclosures on compensation under the section titled "Compensation Program Components" and approve the following resolution:

RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Under applicable law, the Say-on-Pay vote is advisory, and therefore not binding on the Company or its Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or any of its Committees or create or imply any additional fiduciary duty by the Company's Directors. The Company's Board of Directors and Compensation and HR Committee value the opinions of shareholders and will consider the voting results, along with relevant factors, in connection with their ongoing executive compensation activities.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE "FOR" APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON
THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is seeking a non-binding advisory vote on whether future advisory votes on the compensation of its Named Executive Officers should occur every year, two years or three years.

After careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation annually is currently the most appropriate policy for the Company, and recommends that shareholders vote for the Company to hold annual advisory votes on executive compensation.  Although the Company's executive compensation programs are designed to promote a long-term connection between pay and performance, executive compensation is disclosed annually.  The Board believes that an annual advisory vote on executive compensation permits timely input from its shareholders.

You may elect to have the advisory vote held annually, every two years or every three years, or you may abstain. You are not voting to approve or disapprove the Board’s recommendation. The vote is advisory and non-binding.  Whichever of one year, two years or three years receives the greatest number of shareholder votes will be considered the option that has been selected by the shareholders.  The Board will consider the outcome, along with other relevant factors, when considering the future frequency of the advisory vote on the compensation of the Named Executive Officers.

The Company will, at least once every six years, submit to an advisory vote of its shareholders a non-binding proposal similar to this Proposal 4, on the frequency of the Say-on-Pay advisory vote.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE FOR "EVERY YEAR" ON PROPOSAL 4

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Company's Board of Directors provides a process for shareholders to send communications to the Board.  The Company's Policy Regarding Shareholder Communication with the Board is available on its website at www.dime.com by selecting "Investor Relations," then in the "Investor Menu", select the drop down arrow next to “Corporate Overview” then select "Governance Documents".

OTHER MATTERS

As of the date of this Proxy Statement, the Company's Board of Directors is not aware of any other matters to be brought before the shareholders at the Annual Meeting.  If, however, any other matters not known are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

2018 ANNUAL MEETING SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the Company's Proxy Statement and form of proxy for the annual meeting to be held in 2018, all shareholder proposals, including, but not limited to, nominations for Director, must be submitted to the Secretary of the Company at its offices at 300 Cadman Plaza West, 8th Floor, Brooklyn, New York 11201 on or before December 15, 2017.  Under the Company's Bylaws, shareholder nominations for Director and shareholder proposals not included in the Company's 2017 Proxy Statement, in order to be considered for possible action by the shareholders at the annual meeting to be held in 2018, must be delivered to or received by the Secretary of the Company, at the address set forth above: (i) sixty days in advance of such meeting if such meeting is to be held on a day which is within thirty days preceding the anniversary of the previous year's annual meeting, or ninety days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting; and (ii) with respect to an annual meeting held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.  Notice shall be deemed to be first given to shareholders when disclosure of such date of the meeting of shareholders is first made in a press release reported to Dow Jones News Services, the Associated Press or a comparable national news service, or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.  A shareholder's notice to the Secretary shall set forth such information as required by, and otherwise comply with, the Company's Bylaws.  Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card relating to an annual meeting any shareholder proposal or nomination which does not satisfy all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received.

The Board of Directors will review any shareholder proposals that are filed as required and determine whether such proposals satisfy applicable criteria for consideration at the annual meeting to be held in 2018.

Multiple Shareholders Sharing One Address

Only one copy of the Proxy Statement and Annual Report are being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders.  The Company will deliver promptly upon written or oral request separate copies of the Proxy Statement and Annual Report to a shareholder at a shared address to which a single copy of the Proxy Statement and Annual Report were delivered.  Shareholders may notify the Company that they desire to receive a separate copy of the current or a future Proxy Statement and Annual Report by writing Dime Community Bancshares, Inc., 300 Cadman Plaza West, 8th Floor, Brooklyn, NY 11201, Attn: Investor Relations, or by telephoning the Investor Relations Department at (718) 782-6200, ext. 5260.  By using either of these methods, shareholders sharing an address may additionally request delivery of a single copy of a Proxy Statement and Annual Report if they are receiving multiple copies.

Annual Report

A copy of the Annual Report to shareholders for the period ended December 31, 2016, including the consolidated financial statements prepared in conformity with U.S. GAAP for the year ended December 31, 2016, accompanies this Proxy Statement.  The consolidated financial statements for the year ended December 31, 2016 have been audited by Crowe Horwath LLP, whose report appears in the Annual Report. Shareholders may obtain, free of charge, a copy of the Annual Report on Form 10-K filed with the SEC (without exhibits) by writing to Anthony J. Rose, Director of Investor Relations, Dime Community Bancshares, Inc., 300 Cadman Plaza West, 8th Floor, Brooklyn, New York 11201, or by calling (718) 782-6200, extension 5260, or by accessing the Company's corporate website www.dime.com.

By Order of the Board of Directors

Lance J. Bennett
Secretary
Brooklyn, New York
April 14, 2017

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE‑PAID ENVELOPE PROVIDED.

APPENDIX

Defined terms

U.S. GAAP ‑ generally accepted accounting principles in the United States of America.

Performance Measures

Use of Non-U.S. GAAP Performance Measures

For purposes of certifying the Company’s performance under its compensation plans, the Compensation Committee typically makes adjustments to the Company’s U.S. GAAP results to ensure that the participants are compensated for the Company’s core performance. These adjustments neither penalize nor reward for one-time charges, unusual gains, or similar non-core events.  These disclosures should not be viewed as a substitute for operating results determined in accordance with U.S. GAAP, nor are they necessarily comparable to non-U.S. GAAP performance measures that may be presented by other companies.

Cash Return on Average Equity ‑ A non-U.S. GAAP measure computed by dividing cash basis net income by average stockholders’ equity.  Cash basis net income is computed by adding to net income, as derived in accordance with U.S. GAAP and reported in a company’s consolidated statements of operations/income, the following expense items: (a) expense recognized to reduce the balance of long-lived intangible assets; and (2) compensation expense associated with stock benefit plans.  Both of these expense items, if applicable, are disclosed in the “cash flows from operations” section of a company’s consolidated statements of cash flows, and generate a corresponding increase in tangible regulatory capital in the period recognized.

Cumulative Core EPS ‑ A non-U.S. GAAP measure derived from EPS, and adjusted for various items recognized in EPS the extraction of which is deemed valuable in assessing the Company’s consolidated operating results.  A reconciliation of U.S. GAAP EPS and Core EPS for the Company for the three-year period ended December 31, 2016 is presented as follows:

Cumulative for The Three Years Ended December 31, 2016
EPS	$4.44
Curtailment of postretirement plan benefits	(0.05)
Prepayment fee income above financial forecasted levels	(0.32)
Gain on the sale of equity mutual funds and real estate	(0.04)
Gain on the sale of real estate	(1.02)
Prepayment of ESOP Share Acquisition Loan	0.31
Prepayment expense on borrowings	0.02
Core EPS	$3.34

Core Net Income ‑ A non-U.S. GAAP measure derived by adjusting reported net income by the after-tax effect for any significant unusual or non-recurring items, either favorable or unfavorable. A reconciliation of U.S. GAAP Net Income and Core Net Income for the Company for the year ended December 31, 2016 is presented as follows:

Year Ended December 31, 2016
(Dollars in thousands)
Net Income	$72,514
Gain on the sale of real estate	(37,483)
Prepayment of ESOP Share Acquisition Loan	11,319
Core Net Income	$46,350

Core ROA – Core Net Income divided by Average Assets. Average Assets is calculated by taking the quarterly asset balance from 10Q (including December of prior year) and dividing by five.

A-1

Efficiency Ratio ‑ A financial measure computed by dividing non-interest expense by the sum of net interest income and non-interest income, excluding any gains or losses on sales of assets.  All of these measures are disclosed in a company’s consolidated statements of operations/income, and are derived in accordance with U.S. GAAP.

EPS Growth Rate ‑ A measurement of the growth from the beginning to ending operating periods in Diluted EPS as reported in a company’s consolidated statements of operations/income.  EPS is a financial measure derived in accordance with U.S. GAAP.

Reported Return on Equity  ‑ A financial measure computed by dividing net income, as reported in a company’s consolidated statements of operations or income, by average stockholders’ equity, as reported in the respective summaries of net interest income.  Both net income and average stockholders’ equity are derived in accordance with U.S. GAAP.

Return on Average Risk Weighted Assets  ‑ A non-U.S. GAAP measure computed by dividing net income, as reported in a company’s consolidated statements of operations/income, by an average of the ending quarterly balances during the measurement period of total risk weighted assets for the banking subsidiary of each company.  Ending quarterly total risk weighted assets are reported on Schedule RC-R of the banking institution’s Call Report (or the comparable regulatory schedule) which is filed publicly with the respective regulatory agency.  Under interagency guidelines governing the computation of risk-weighted assets, this measure is computed similarly by banking institutions.  In analyzing the standalone performance of the Company, the computation of Return on Average Risk Weighted Assets utilizes net income.

Total Shareholder Return ‑ The return provided to a shareholder who invests in a share of the common stock of a company assuming full reinvestment of cash dividends into additional shares of the respective common stock.  Amounts obtained from the Bloomberg financial database.

A-2

Voting Items
The Board of Directors recommends you vote FOR the following:
1.	Election of the following three nominees for Directors for terms to expire at the 2020 Annual Meeting of Shareholders:
NOMINEES:
1)	Kenneth J. Mahon
2)	Steven D. Cohn
3)	Robert C. Golden

The Board of Directors recommends you vote FOR the following proposals:

2.	Ratification of the appointment of Crowe Horwath LLP as the Company's independent auditors for the year ending December 31, 2017.

3.	Approval, by a non-binding advisory vote, of the compensation of the Company's Named Executive Officers.

The Board of Directors recommends you vote 1 year on the following proposal:

4.	To recommend, by a non-binding advisory vote, the frequency of future advisory votes on the compensation of the Company's Named Executive Officers.

----------  Before You Vote ----------
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT          ANNUAL REPORT

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---------- How To Vote ----------
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*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 25, 2017.

DIME COMMUNITY BANCSHARES, INC.
Meeting Information Meeting Type: Annual Meeting For holders as of: March 29, 2017 Date: May 25, 2017 Time: 10:00 AM Location: Giando on the Water 400 Kent Avenue Brooklyn, NY 11211

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to  you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

DIME COMMUNITY BANCSHARES, INC. 300 CADMAN PLAZA WEST, 8TH FLOOR BROOKLYN, NY 11201 ATTN: SHAREHOLDER RELATIONS VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E25635-P88593-Z69568 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DIME COMMUNITY BANCSHARES, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Proposals 1, 2, 3 and 4 are proposed by Dime Community Bancshares, Inc. The Board of Directors unanimously recommends a vote "FOR" all of the nominees inProposal 1, a vote "FOR" Proposals 2 and 3 and a vote "FOR EVERY YEAR" on Proposal 4. 1.Election of the following three nominees for Directors for terms to expire at the 2020 Annual Meeting of Shareholders: NOMINEES: 01) Kenneth J. Mahon 02) Steven D. Cohn 03) Robert C. Golden For Against Abstain 2.Ratification of the appointment of Crowe Horwath LLP as the Company's independent auditors for the year ending December 31, 2017. 3. Approval, by a non-binding advisory vote, of the compensation of the Company's Named Executive Officers. Every Year Every 2 Years Every 3 Years Abstain 4. To recommend, by a non-binding advisory vote, the frequency of future advisory votes on the compensation of the Company's Named Executive Officers. 5. The proxies are authorized to vote upon such other business as may come before the Annual Meeting or any adjournment or postponement thereof in such manner as shall be determined by a majority of the Board of Directors. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and the Proxy Statement, both dated April 14, 2017, for the Annual Meeting. To change the address on your account, please check the box at the right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method. Yes No I will attend the Annual Meeting. Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. DIME COMMUNITY BANCSHARES, INC. 300 Cadman Plaza West, 8th Floor Brooklyn, NY 11201 This Proxy is solicited on behalf of the Board of Directors of Dime Community Bancshares, Inc. for the Annual Meeting of Shareholders to be held on May 25, 2017. The undersigned shareholder of Dime Community Bancshares, Inc. hereby appoints Kathleen M. Nelson, Omer S. J. Williams, and Joseph J. Perry, or any of them, with full powers of substitution, to represent and to vote as proxy, as designated on the reverse side, all shares of common stock of Dime Community Bancshares, Inc. held of record by the undersigned on March 29, 2017, at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m., Eastern Time, on May 25, 2017, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement, both dated April 14, 2017, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election of all nominees in Proposal 1, FOR Proposals 2 and 3 and FOR EVERY YEAR on Proposal 4. If this Proxy is executed in such a way as not to withhold authority to vote for the election of any nominee, this Proxy shall be deemed to grant such authority. ADDRESS CHANGES/COMMENTS: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)